UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2021

SARCOS TECHNOLOGY AND ROBOTICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39897	85-2838301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

360 Wakara Way Salt Lake City, Utah	84108
(Address of principal executive offices)	(Zip Code)

(888) 927-7296

Registrant’s telephone number, including area code

ROTOR ACQUISITION CORP.
The Chrysler Building
405 Lexington Avenue
New York, New York, 10174

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRC	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $11.50 per share	STRCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On September 24, 2021 (the “Closing Date”), Sarcos Technology and Robotics Corporation, a Delaware corporation (f/k/a Rotor Acquisition Corp.) (unless specified otherwise, the “Company,” “Sarcos,” or “New Sarcos”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 5, 2021 (the “Original Merger Agreement”), by and among the Company, Rotor Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Sarcos Corp., a Utah corporation (“Old Sarcos”), and Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 28, 2021 (the “Amendment” and the Original Merger Agreement, as amended by the Amendment, the “Merger Agreement”), by and among the Company Merger Sub and Old Sarcos.  Pursuant to the terms of the Merger Agreement, the Business Combination between the Company and Old Sarcos was effected through the merger of Merger Sub with and into Old Sarcos, with Old Sarcos continuing as the surviving corporation (the “Merger”) and a wholly-owned subsidiary of the Company.  On the Closing Date, the registrant changed its name from Rotor Acquisition Corp. to Sarcos Technology and Robotics Corporation.

Immediately prior to the effective time of the Merger (the “Effective Time”), all issued and outstanding warrants to purchase shares of Class A Common Stock of Old Sarcos were net exercised and all issued and outstanding shares of preferred stock of Old Sarcos were converted into common stock of Old Sarcos (collectively, the “Old Sarcos Common Stock”). Pursuant to the terms of the Merger Agreement, at the Effective Time:

•

Each outstanding share of Old Sarcos Common Stock, after giving effect to the conversion described above, was cancelled and converted into and became (i) the right to receive approximately 5.129222424 shares (the “Exchange Ratio”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), rounded down to the nearest whole share plus (ii) the contingent right to receive a portion of additional shares of Common Stock upon achievement of certain milestones (the “Contingent Merger Consideration”), as described below;

•

All outstanding restricted stock awards of Old Sarcos (the “Old Sarcos RSAs”) were assumed by the Company and converted into an award (the “New Sarcos RSAs”) entitling the holder thereof to (i) the right to receive the number of shares of Common Stock equal to the Exchange Ratio, plus (ii) the contingent right to receive a portion of the Contingent Merger Consideration, subject to terms and conditions consistent with the Old Sarcos 2015 Equity Incentive Plan (the “2015 Plan”) and the applicable Old Sarcos Restricted Stock Award agreement, as in effect immediately prior to the Effective Time;

•

All outstanding options to purchase Old Sarcos Common Stock (the “Old Sarcos Options”), whether vested or unvested, were assumed by the Company and converted into options (the “New Sarcos Options”), with the same terms and conditions (including as to vesting and exercisability terms) consistent with the 2015 Plan and the applicable Old Sarcos Option award agreement and such other terms and conditions applicable to the corresponding former Old Sarcos Option, except that (i) the New Sarcos Option will be exercisable for a number of shares of Common Stock of the Company equal to the number of Old Sarcos shares subject to such Old Sarcos Option as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, and rounded down to the nearest whole share, and (ii) the New Sarcos Option will have an exercise price per share equal to the exercise price per share of Old Sarcos Common Stock subject to such Old Sarcos Option divided by the Exchange Ratio, and rounded up to the nearest whole cent; and

•

All outstanding restricted stock unit awards of Old Sarcos (the “Old Sarcos RSUs”) were assumed by the Company and converted into the right to receive restricted stock units based on shares of Common Stock (the “New Sarcos RSUs”) with substantially the same terms and conditions as were applicable to the Old Sarcos RSUs immediately prior to the Effective Time (including with respect to vesting and termination-related provisions and dividend equivalents, as applicable), except that (i) the New Sarcos RSUs relate to a number of shares of Common Stock of the Company equal to the product of the number of shares of Old Sarcos Common Stock subject to the Old Sarcos RSUs immediately prior to the Effective Time multiplied by the Exchange Ratio, with any fractional shares rounded down to the nearest whole share and (ii) with respect to any New Sarcos RSUs that are vested and unsettled as of immediately prior to the Effective Time, such award will settle on or around the date that is six months following the Closing Date.

In addition, each holder of Old Sarcos capital stock (including any Old Sarcos RSAs) will be entitled to a right to receive additional Contingent Merger Consideration following the Closing in the form of an earn-out. This earn-out will become payable as follows:

•

14,062,500 shares of Common Stock of the Company in the aggregate if the closing share price of a share of Common Stock of the Company is equal to or exceeds $15.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the Closing and ending on the fourth anniversary of the Closing; and

•

14,062,500 shares of Common Stock of the Company if the closing share price of a share of Common Stock of the Company is equal to or exceeds $20.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the Closing and ending on the fifth anniversary of the Closing.

As of the open of trading on September 27, 2021, the Common Stock and warrants of Sarcos Technology and Robotics Corporation (formerly those of Rotor Acquisition Corp.), ceased trading on the New York Stock Exchange and began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbols “STRC” and “STRCW”, respectively.

As used in this Current Report on Form 8-K henceforward, unless otherwise stated or the context otherwise clearly requires, “we,” “us,” “our,” “Registrant” and the “Company” refer to the parent entity formerly named Rotor Acquisition Corp., after giving effect to the Business Combination, and as renamed Sarcos Technology and Robotics Corporation. As used in this Current Report on Form 8-K, all references herein to the “Board” refer to the board of directors of such entity.

A description of the Business Combination and the terms of the Merger Agreement are included in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2021 (as supplemented by the proxy supplement filed on August 30, 2021, the “Proxy Statement”), under the section titled “Proposal No. 1 – Approval of the Business Combination” in the subsection titled “The Merger Agreement” beginning on page 105 of the Proxy Statement. A description of the terms of Amendment No. 1 to the Merger Agreement is included in the Supplement to the Proxy Statement, filed on August 30, 2021, in the section titled “Amendment No. 1 to the Merger Agreement.”

On the Closing Date, certain investors (the “PIPE Investors”) purchased from the Company an aggregate of 22,000,000 shares (the “PIPE Shares”) of Common Stock at a price of $10.00 per share, for an aggregate purchase price of $220,000,000 (the “PIPE Financing”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of April 5, 2021.  The sale of PIPE Shares was consummated concurrently with the closing of the Business Combination (the “Closing”).  A description of the Subscription Agreements is included in the Proxy Statement in the section entitled “Proposal No. 1 – Approval of the Business Combination” in the subsection titled “Merger Agreement – Other Agreements – Subscription Agreements” beginning on page 113 of the Proxy Statement.

The foregoing descriptions of each of the Merger Agreement and the Subscription Agreements are summaries only and are qualified in their entirety by the full text of the Original Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference, Amendment No. 1 to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.2 and incorporated herein by reference, and the Subscription Agreements, a form of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 1.01. Entry Into A Material Definitive Agreement.

Indemnification Agreements

Effective as of the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their service as a director or executive officer of the Company or as a director or executive officer of any other company or enterprise to which such person provides services at the Company’s request.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.16 and is incorporated herein by reference.

Registration Rights Agreement

Effective as of the Closing Date, the Company, Rotor Sponsor LLC (the “Sponsor”), and certain Old Sarcos stockholders entered into the Registration Rights Agreement pursuant to which, among other things, the Company agreed to undertake certain shelf registration obligations in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations and the preparation and filing of required documents.

The foregoing description of the registration rights agreement does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.7 and is incorporated herein by reference.

Stockholder Lock-up Agreements

Sarcos Stockholders Lock-up Agreements

Pursuant to lock-up agreements (each, a “Lock-up Agreement”) between certain security holders of Old Sarcos (the “Old Sarcos Holders”) and the Company, the Old Sarcos Holders agreed, among other things, to the following transfer restrictions following the Closing:

•

Old Sarcos Holders holding Old Sarcos preferred stock prior to the Closing agreed, among other things, that (a) 50% of their shares may not be transferred until the earlier to occur of (x) six months following Closing, and (y) 120 days following the Closing if the stock price of the Company’s Common Stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period, and (b) the remaining 50% of such shares may not be transferred for a period of one year following the Closing.

•

Old Sarcos Holders holding Old Sarcos Common Stock, Old Sarcos Options, Old Sarcos RSUs and Old Sarcos RSAs prior to the Closing agreed, among other things, that (1) 20% of such securities may not be transferred until the earlier to occur of (a) 120 days after Closing if the stock price of the Company’s Common Stock exceeds $13.00 for 20 trading days in any 30 consecutive trading day period, and (b) 6 months after Closing; and (2) the remaining 80% can be transferred upon the earlier of (A) delivery of at least twenty Guardian XO and/or Guardian XT commercial units to customers of the Constituent Corporations (as defined in the Merger Agreement) (but in no event prior to the close of business on the one year anniversary of the Closing Date) and (B) the close of business on the second anniversary of the Closing Date.

The foregoing description of the Lock-up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is attached herewith as Exhibit 10.4 and is incorporated herein by reference.

Other Lock-up Agreement

Rotor Acquisition Corp.’s chief executive officer and a director prior to the Closing and a director of the Company following the Closing and certain members of the Sponsor (collectively, the “Rotor Sarcos Holders”), entered into lock-up agreements (the “Other Lock-up Agreements”) with the Company. Pursuant to the Other Lock-up Agreements, such stockholders agreed, among other things, to certain transfer restrictions for a period of one year following the Closing.

The foregoing description of the Other Lock-up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is attached herewith as Exhibit 10.5 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

As previously reported, on September 15, 2021, Rotor held a special meeting of stockholders in lieu of its 2021 annual meeting of stockholders (the “Special Meeting”) at which the Rotor stockholders approved the Business Combination. On September 24, 2021, the parties to the Merger Agreement consummated the Business Combination.

Prior to the Special Meeting, holders of 23,479,970 shares of Class A Common Stock of Rotor exercised their right to redeem such shares for cash at a price of approximately $10.00 per share. At the Closing, (i) an aggregate of 110,192,507 shares of Common Stock of the Company were issued in exchange for shares of Old Sarcos outstanding immediately prior to the Effective Time and (ii) an aggregate of 22,000,000 shares of Common Stock of the Company were issued to the PIPE Investors in the PIPE Financing. Moreover, at the Closing, all Old Sarcos RSAs, Old Sarcos Options and Old Sarcos RSUs were assumed by the Company and converted into New Sarcos RSAs, New Sarcos Options and New Sarcos RSUs pursuant to the terms and subject to the conditions of the Merger Agreement. Immediately after giving effect to the transactions contemplated by the Merger Agreement (the “Transactions”), there were approximately:

•	142,718,497 shares of Common Stock of the Company outstanding;

•	5,129,222 shares of Common Stock of the Company subject to New Sarcos RSAs;

•	8,701,011 shares of Common Stock of the Company subject to New Sarcos options;

•	1,106,384 shares of Common Stock of the Company subject to New Sarcos RSUs; and

•	20,549,468 Warrants of the Company outstanding.

FORM 10 INFORMATION

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the business of the Company. Specifically, forward-looking statements may include statements relating to:

•	the anticipated benefits of the Business Combination;

•	the anticipated costs associated with the Business Combination;

•	the Company’s ability to sell its products to or obtain Robots as a Service subscriptions from new and existing customers;

•	the Company’s plans to expand its product availability globally;

•	the Company’s product roadmap, including the expected timing of new product releases;

•	competition from existing or future businesses and technologies;

•	the impact of the COVID-19 pandemic on the Company’s business and the business of its customers;

•	the Company’s ability to manage its growth and expenses;

•	the Company’s ability to maintain, protect and enhance its intellectual property;

•	the Company’s ability to comply with modified or new laws and regulations applicable to its business;

•	the expected composition of the management team and board of directors;

•	the Company’s ability to attract and retain qualified personnel with the necessary experience;

•

the Company’s ability to introduce new products that meet its customers’ requirements and to successfully transition to high volume manufacturing of its products by third-party manufacturers or itself;

•	the Company’s projected financial and operating information;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for the Company’s products and services;

•	expansion plans and opportunities;

•	the Company’s future capital requirements and sources and uses of cash;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	the Company’s ability to maintain and protect its brand; and

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the outcome of any existing or future legal proceedings that may be instituted against the Company;

•	the inability to maintain the listing of our Common Stock or warrants on Nasdaq;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Old Sarcos and Rotor businesses, and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the inability to launch new products or services or to profitably expand into new markets;

•	the inability to generate funds from the Company’s operations or financing activities;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in the Proxy Statement, including those set forth under the section entitled “Risk Factors,” beginning on page 55 of the Proxy Statement.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section of the Proxy Statement entitled “Risk Factors,” beginning on page 55 of the Proxy Statement. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

Reference is made to the disclosure contained in the Proxy Statement in the section titled “Information About Sarcos” beginning on page 179 of the Proxy Statement, which is incorporated herein by reference.

Risk Factors

The risk factors related to the Company’s business and operations and the Transactions are set forth in the Proxy Statement in the section titled “Risk Factors” beginning on page 55 of the Proxy Statement and that information is incorporated herein by reference.

Selected Historical Information

Rotor

The following table contains summary historical financial data for Rotor for the three and six months ended June 30, 2021 and balance sheet data as of June 30, 2021 and December 31, 2020.  Such data as of December 31, 2020 and for the period from August 27, 2020 (inception) through December 31, 2020 have been derived from the audited financial statements of the Company included in the Proxy Statement.  The selected historical financial information as of and for the three and six months ended June 30, 2021 are derived from the unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheet of Rotor, which are included in the Proxy Statement and that information is incorporated herein by reference.  The information below is only a summary and should be read in conjunction with the financial statements and notes thereto, and the section entitled “Rotor’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Rotor’s financial statements, and the notes and schedules related thereto, which are incorporated by reference in this Current Report on Form 8-K.

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,	Six Months Ended June 30,
	2021	2021
Formation and operational costs	$1,787,623	$5,301,491
Loss from operations	(1,787,623)	(5,301,491)
Other (expense) income:
Change in fair value of warrant liability	(12,220,600)	3,792,600
Loss on initial issuance of private warrants	—	(2,980,700)
Transaction costs associated with IPO	—	(603,941)
Interest earned on investments held in Trust Account	4,721	4,721
Unrealized gain on investments held in Trust Account	2,415	41,406
Other (expense) income, net	(12,213,464)	254,086
Loss before income taxes	(14,001,087)	(5,047,405)
Benefit from (Provision for) income taxes	—	—
Net loss	$(14,001,087)	$(5,047,405)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	27,432,558	22,803,959
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock(1)	7,067,442	8,546,870
Basic and diluted net loss per share, Non-redeemable common stock	$(1.98)	$(0.59)

(1)

For the Period from August 27, 2020 (inception) through December 31, 2020, excluded up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5 to Rotor’s financial statements as of December 31, 2020 and for the period from August 27, 2020 (inception) through December 31, 2020).  On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5 to the Company’s Financial Statements).  All share and per-share amounts have been retroactively restated to reflect the stock dividend.

CONSOLIDATED BALANCE SHEET

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$14,538	$—
Prepaid expenses	434,272	—
Total Current Assets	448,810	—
Deferred offering costs	—	137,336
Investments held in trust account	276,046,127	—
TOTAL ASSETS	$276,494,937	$137,336
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,054,606	$1,450
Accrued offering costs	35,000	7,000
Promissory note — related party	270,000	105,336
Total Current Liabilities	4,359,606	113,786
Warrant liability	25,916,100	—
Deferred underwriting fee payable	9,660,000	—
Total Liabilities	39,935,706	113,786
Commitments and Contingencies
Class A common stock subject to possible redemption 27,600,000 and no shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	276,000,000	—
Stockholders’ (Deficit) Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 70,000,000 shares authorized; no shares issued and outstanding (excluding 27,600,000 and no shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 12,500,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020(1)	690	690
Additional paid-in capital	24,310	24,310
Accumulated deficit	(39,465,769)	(1,450)
Total Stockholders’ (Deficit) Equity	(39,440,769)	23,550
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$276,494,937	$137,336

(1)

As of December 31, 2020, included up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5 to the Company’s Financial Statements).  On January 14, 2021, the Company effected a stock dividend of 0.2 shares of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 6,900,000 shares outstanding (see Note 5 to the Company’s Financial Statements).  All share and per-share amounts have been retroactively restated to reflect the stock dividend.

Old Sarcos

The following table contains summary historical financial data for Old Sarcos as of and for the years ended December 31, 2020 and 2019 and as of and for the six months ended June 30, 2021 and 2020.  Such data as of and for the years ended December 31, 2020 and 2019 has been derived from the audited financial statements of Old Sarcos, which are included in the Proxy Statement, and that information is incorporated by reference herein. The data for the six months ended June 30, 2021 and 2020 has been derived from the unaudited condensed consolidated financial statements of Old Sarcos included in Exhibit 99.1 and that information is incorporated herein by reference. The information below is only a summary and should be read in conjunction with the sections entitled “Old Sarcos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in Old Sarcos’ financial statements, and the notes and schedules related thereto, which are included in the Proxy Statement and that information is incorporated herein by reference. The selected historical financial information in this section is not intended to replace Old Sarcos’ consolidated financial statements and the related notes.  Old Sarcos’ historical results are not necessarily indicative of the results that may be expected in the future.

The financial information contained in this section relates to Old Sarcos, prior to and without giving pro forma effect to the impact of the Business Combination.  The results reflected in this section may not be indicative of the results of the post-combination company going forward. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Sarcos is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

	Year Ended December 31,		Six months ended June 30,
	2020	2019	2021	2020
Statement of Operations Data:
Revenue, net	$8,813	$10,150	$2,942	$3,882
Operating expenses:
Cost of revenue	5,602	5,746	1,878	2,493
Research and development	14,117	12,904	6,869	6,642
General and administrative	7,297	7,510	5,235	3,706
Sales and marketing	2,796	2,338	1,819	1,285
Total operating expenses	29,812	28,498	15,801	14,126
Loss from operations	(20,999)	(18,348)	(12,859)	(10,244)
Interest (expense) income, net	40	305	(23)	57
Gain on forgiveness of notes payable	____—	____—	2,394	____—
Other income, net	34	4	28	31
Loss before income taxes	(20,925)	(18,039)	(10,460)	(10,156)
Provision for income taxes	1	1	1	—
Net loss and comprehensive loss	$(20,926)	$(18,040)	$(10,461)	$(10,156)
Net loss attributable to common stockholders	$(20,926)	$(18,040)	$(10,461)	$(10,156)
Net loss per share attributable to common stockholders:
Basic and diluted	$(2.65)	$(2.62)	$(1.27)	$(1.33)
Weighted-average shares used in computing net loss per share attributable to common stockholders
Basic and diluted	7,887,760	6,896,258	8,176,001	7,657,025

	December 31,	December 31,	June 30,	June 30,
	2020	2019	2021	2020
Balance Sheet Data:
Cash and cash equivalents	$33,664	$9,195	$19,540	$43,565
Total assets	$38,051	$13,716	$30,574	$47,180
Total liabilities	5,147	2,243	7,919	4,500
Convertible preferred stock	12	8	12	12
Common stock	8	7	8	8
Additional paid-in capital	96,870	54,518	97,079	95,876
Accumulated deficit	(63,983)	(43,057)	(74,444)	(53,213)
Total Sarcos Corp. and Subsidiaries stockholders’ equity	32,907	11,476	22,655	42,683
Non-controlling interests	(3)	(3)	—	(3)
Total stockholders’ equity	32,904	11,473	22,655	42,680

Unaudited Condensed Financial Statements

The unaudited condensed financial statements as of and for the six months ended June 30, 2021 and 2020 of Old Sarcos set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. In the opinion of management, such unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed financial statements should be read in conjunction with the historical audited consolidated financial statements of Old Sarcos as of and for the years ended December 31, 2020 and 2019, the historical audited financial statements of Rotor and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021, is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure contained in the Proxy Statement in the sections titled “Sarcos’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 193 of the Proxy Statement and “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 176 of the Proxy Statement, each of which is incorporated herein by reference.

Reference is made to the disclosure contained in Rotor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 that was filed with the SEC on August 16, 2021, in the section titled “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 18 of such report, which disclosure is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of Old Sarcos as of and for the six months ended June 30, 2021 is set forth below. Unless the context otherwise requires, references in the below management’s discussion and analysis of the financial condition and results of operation to “Sarcos,” “the Company,” “we,” “us” and “our” refer to the business and operations of Old Sarcos prior to the Business Combination and to New Sarcos and its consolidated subsidiary following the Closing.

Overview

Sarcos is a global technology leader for industrial highly dexterous mobile robotic systems for use in dynamic environments. Our mission is to save lives and prevent injury while helping humans accomplish more than ever before. The robotic systems we are developing are designed to combine human intelligence, instinct, and judgment with the strength, endurance, and precision of machines. This technologically advanced line of products augments, rather than replaces, humans.

To date we have primarily focused our efforts on the development of the technology and design of our Guardian products which include: the Guardian XO, designed to be a full-body, battery powered, highly dexterous exoskeleton; the Guardian XT, designed to be an augmented or virtual reality enabled, highly dexterous, remote controlled robotic system; and the Guardian S, a remote controlled, visual inspection and surveillance robotic system.  The Guardian S is currently our only commercially available robotic system.  We expect beta units of Guardian XO and Guardian XT to be available for customer pilots in the first half of 2022 and the Guardian XO and the Guardian XT to be commercially available by the end of 2022. Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022” of the Proxy Statement under the section entitled “Risk Factors,” beginning on page 55 of the Proxy Statement.  Such challenges may result in delay of the anticipated commercial launch of one or more of our products, which would adversely affect our financial and operating results.  Our research and development expenses were $14.1 million and $12.9 million during 2020 and 2019, respectively, and $6.9 million and $6.6 million for the first six months of 2021 and 2020, respectively.  We expect our research and development expenses to grow in the future.

We plan to offer our Guardian XO and Guardian XT primarily through a Robot-as-a-Service, or RaaS, subscription-based service model that will give customers the convenience of on-going maintenance, support, remote monitoring and software upgrades in addition to use of our products. We currently do not have any RaaS subscription agreements. However, upon commercialization of our Guardian XO and Guardian XT products, we anticipate that the Guardian XO subscription will be priced starting at approximately $9,000 per month per unit, depending on number of units deployed at a single location and the duration of the subscription, and that the Guardian XT subscription will be priced starting at approximately $5,000 per month per unit, excluding the cost of the base to which the Guardian XT is mounted.

To date, we have financed our operations through private placements of our redeemable convertible preferred stock, through research and development services derived mainly from Small Business Innovation Research (“SBIR”) contracts, which are further described below in the sections titled “—Components of Results of Operations—Revenues” and “Critical Accounting Policies & Estimates—Revenue from Contracts with Customers—Research and Development Services,” by the sale of Guardian S product and by providing services as a subcontractor for prime contractors working with the U.S. Department of Defense. From the date of incorporation through March 31, 2021, we raised aggregate gross proceeds in private placements of approximately $86.8 million.  In the year ended December 31, 2020, we incurred a net loss of $20.9 million. In the six months ended June 30, 2021, we incurred a net loss of $10.5 million. We have an accumulated deficit of $74.4 million since our formation on February 5, 2015, following the acquisition of assets from Raytheon. Based upon our current forecasts, we estimate that our existing cash, cash equivalents and investments following the consummation of the Business Combination and the PIPE Financing will be sufficient to fund our operating expenses and capital expenditure requirements for at least 12 months from the date of this Current Report on Form 8-K.

We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•	continue to develop and begin to commercialize our Guardian XO and XT products;
•	develop and collaborate on production systems for manufacturing efforts in-house and by third-parties;
•	continue to invest in our technology, research and development efforts;
•	obtain, maintain, and improve our operational, financial and management information systems;

•	recruit, hire and retain additional personnel to support and sustain our needs in commercializing our products;
•	establish a sales, marketing, and distribution infrastructure to commercialize our robotic systems;
•	implement and administer our maintenance and servicing infrastructure;
•	obtain, maintain and expand our intellectual property portfolio; and
•	operate as a public company.

Response to COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Sarcos operates.

We have taken several actions in response to the COVID-19 pandemic which have the potential to result in a significant disruption to how we operate our business. We have implemented, among other measures, a temporary work from home policy, new operating guidelines for our office based on local governmental requirements and restrictions on work-related travel. Our customers and partners have adopted similar policies.  We have experienced, and may continue to experience, an adverse impact on certain parts of our business as a result of measures to mitigate the COVID-19 pandemic and their resulting economic effects. The conditions caused by the pandemic have adversely affected or may in the future adversely affect, among other things, demand for our products, the ability to test and assess our robotic systems with our potential customers, our IT and other expenses, our ability to recruit, and the ability of our employees to travel, all of which could adversely affect our business, results of operations, and financial condition. The ultimate duration and extent of the COVID-19 pandemic cannot be accurately predicted at this time, and the direct or indirect impact on our business, results of operations, and financial condition will depend on future developments that are highly uncertain.

We have also experienced, and may continue to experience, certain positive impacts on other aspects of our business, including a reduction in certain operating expenses due to reduced business travel, deferred hiring for some positions, and the virtualization or cancellation of customer and employee events. Additionally, we believe that the COVID-19 pandemic could also enhance customer interest in our Guardian products as a means to assist and protect the current labor force. To the extent that physical distancing among workers continues to be required as a result of the COVID-19 pandemic, we believe that our products will be well-suited to the new working environment.

The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations. In particular, the effect of the COVID-19 pandemic may not be fully reflected in our operating results until future periods. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of the Proxy Statement entitled “Risk Factors,” beginning on page 55 of the Proxy Statement.

Development, Testing and Commercial Launch of the Guardian XO and Guardian XT products

We currently expect to derive commercial revenue from the commercial launch of our Guardian XO and Guardian XT products beginning by the end of 2022.  Such timeline may be delayed, including due to challenges in recruiting skilled employees, difficulties in securing components and materials, development delays, difficulties relating to manufacturing of the units and other factors discussed under “Commercial launch of Sarcos’ core products, the Guardian XO and Guardian XT, may be delayed beyond the end of 2022” of the Proxy Statement under the section entitled “Risk Factors,” beginning on page 55 of the Proxy Statement.  Such challenges may result in further delay of the anticipated commercial launch of one or more of our products, which would adversely affect our financial and operating results.

Prior to commercialization, we must complete the development, testing, and manufacturing requirements with respect to these products. As a result, we will require substantial additional capital to develop our products and fund operations for the foreseeable future. Until we can generate sufficient revenue from our Guardian XO and Guardian XT products, we expect to finance our operations through a combination of proceeds from the Business Combination, PIPE Financing, and continuing research and development services.  The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts.  Any delays in the successful completion of the development of our Guardian XO and Guardian XT products will impact our ability to generate revenue, our profitability and our overall operating performance.

Customer Demand

Although our Guardian XO and Guardian XT units are not yet commercially available, we have received interest from potential customers that have tested or demonstrated our prototypes and alpha units.  However, because our robotic systems represent a new product category in markets that currently rely on conventional, manual systems, the market demand for our products is unproven, and important assumptions about the characteristics of targeted markets, pricing, and sales cycle may be inaccurate. If customer demand does not develop as expected or we cannot accurately forecast pricing, adoption rates and sales cycle for our products, our business, results of operations and financial condition will be adversely affected.

We expect to offer our Guardian XO and Guardian XT primarily through a RaaS subscription model, which we believe will drive accelerated adoption of our product offerings following their commercial launch. We believe the RaaS subscription model will be attractive to our customers and accelerate market adoption of our robotic systems because it will lower the upfront costs of deployment, shift customers’ capital expenditures to operating expenditures, allow customers to more nimbly scale deployments up or down in response to market conditions, and make our products more accessible to customers of all sizes. However, our RaaS subscription model has yet to be tested and may fail to gain commercial acceptance. Going forward, we expect the volume of our committed RaaS contracts to be an important indicator of our future performance.

Continued Investment and Innovation

We are a pioneer in the robotic systems industry and benefit from lessons learned over 30 years and more than $300 million in research and development investment in our proprietary technologies and our extensive patent portfolio. However, our financial performance is significantly dependent on our ability to maintain this leading position and further dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products and generate active market demand for our robotic systems. If we fail to do this, our market position and revenue may be adversely affected, and our investments into these technologies will not be recovered.

Basis of Presentation

Currently, we conduct business through one operating segment. All long-lived assets are maintained in, and all losses are attributable to, the United States of America. See Note 11 in the accompanying audited consolidated financial statements and Note 11 in the accompanying unaudited interim condensed consolidated financial statements for more information about our operating segment.

Components of Results of Operations

Revenues

The Company derives its revenue primarily from sale of research and development services in the development of its robots and robot products. The research and development services revenue includes revenue from providing services through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian HLS products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government. These contracts are billed at cost plus a margin as defined by the contract and Federal Acquisition Regulation (“FAR”). The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts. Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided.  The Company has not experienced a loss on a fixed-price contract.  To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss.  In accordance with ASC 606, for the fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic Product

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts or accessories. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

Cost of Revenue

Our cost of revenue consists of direct and overhead expenses related to either the sale of our products or our research and development services related to SBIR contracts or subcontract support.  Direct expenses may include direct labor used in the production of a product or in our research and development services, benefits expense associated with direct labor, and materials directly tied to our product sale or research and development services.  Overhead expenses may include allocable supervisory labor, benefits expense associated with supervisory labor, allocation of facilities expense including rent and utilities, and allocation of IT labor support and equipment. Overhead expenses not allocated to cost of revenue are expensed across research and development, general and administrative, and sales and marketing expenses as applicable.

Research and Development

Research and development expenses are mainly comprised of costs from the continuing development and refinement of our existing robotic systems and the continuing research and development costs associated with our future products.  These expenses include labor and related benefit expenses, materials and supplies used in our laboratories, patent expenses, and related overhead expenses. Our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

We expect research and development expenses to increase for the foreseeable future as we continue to develop and refine our existing products and further enhance our efforts on our future products, including the

Guardian XO and Guardian XT and our CYTAR products. Our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and Administrative

Our general and administrative expenses consist primarily of employee-related costs for our finance, legal, people operations, and other administrative teams, as well as certain executives. In addition, general and administrative expenses include outside legal, accounting and other professional fees, facilities and IT expense not allocated to cost of revenue, stock-based compensation expense, and related overhead expense.

We expect to incur additional general and administrative expenses to support our growth as well as our transition to being a publicly traded company. Excluding the impact of equity expense, we expect that general and administrative expenses will increase in absolute dollars in future periods. Our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Sales and Marketing

Our sales and marketing expenses relate to our direct sales activities, as well as expansion efforts with our current and potential customers. The expenses consist primarily of labor, benefits and employee-related costs, marketing programs and events, lead generation fees, product marketing expense, public relations fees and travel associated with sales generation and marketing support, and related overhead expense.  Our sales team may be eligible for bonuses based upon achieving certain sales goals.  We may accrue for these bonuses and the related payroll taxes on a monthly basis based upon estimated success in achievement of annual sales goals.

We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. The trend and timing of sales and marketing expenses will depend in part on the timing and launch of our RaaS offerings.  As our RaaS deployments grow, we expect that sales and marketing expenses will increase in absolute dollars in future periods; however, we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

Interest Income, net

Interest income, net consists primarily of interest received or earned on our cash balances.  Portions of our cash reside in money market investments in U.S. Treasury securities.  Interest expense is primarily due to interest paid on leased equipment used for our software platforms.

Other Income, net

Other income, net consists primarily of other miscellaneous non-operating items such as the sale or disposal of equipment no longer needed for the business.

Provision for Income Taxes

Income taxes consist of taxes currently due plus deferred income taxes related primarily to differences between the tax bases and financial reporting bases of assets and liabilities. The deferred income taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2021, and 2020

The following table presents our consolidated statement of operations for the three months and six months ended June 30, 2021, and 2020:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	%Change	2021	2020	Change	% Change
	(in thousands)				(in thousands)
Revenue, net	$1,143	$1,708	$(565)	(33)%	$2,942	$3,882	$(940)	(24)%
Operating expenses:
Cost of revenue	676	1,083	(407)	(38)%	1,878	2,493	(615)	(25)%
Research and development	4,054	3,340	714	21%	6,869	6,642	227	3%
General and administrative	2,921	1,924	997	52%	5,235	3,706	1,529	41%
Sales and marketing	1,163	593	570	96%	1,819	1,285	534	42%
Total operating expenses	8,814	6,940	1,874	27%	15,801	14,126	1,675	12%

Loss from operations	(7,671)	(5,232)	(2,439)	(47)%	(12,859)	(10,244)	(2,615)	(26)%
Other income
Interest income (expense), net	(13)	9	(22)	(244)%	(23)	57	(80)	(140)%
Gain on forgiveness of notes payable	2,394	—	2,394	100%	2,394	—	2,394	100%
Other income, net	28	18	10	56%	28	31	(3)	(10)%
Total other income	2,409	27	2,382	8,822%	2,399	88	2,311	2,626%
Loss before provision from income taxes	(5,262)	(5,205)	(57)	(1)%	(10,460)	(10,156)	(304)	(3)%
Provision for income taxes	1	—	1	100%	1	—	1	100%
Net loss	$(5,263)	$(5,205)	(58)	(1)%	$(10,461)	$(10,156)	$(305)	(3)%
Net loss attributable to common stockholders	$(5,263)	$(5,205)	(58)	(1)%	$(10,461)	$(10,156)	$(305)	(3)%

Revenue, net

Revenue decreased by $0.6 million, or 33%, from $1.7 million in the three months ended June 30, 2020, to $1.1 million in the three months ended June 30, 2021.

Revenue decreased by $0.9 million, or 24%, from $3.9 million in the six months ended June 30, 2020, to $2.9 million in the six months ended June 30, 2021.

Research and Development Services

Revenue derived from research and development services decreased by $0.4 million, or 27%, from $1.4 million for the three months ended June 30, 2020 to $1.0 million for the three months ended June 30, 2021.  The decrease was a result of a net change in work on projects as new projects that began after the first quarter of 2020 and continued through the first quarter of 2021 were offset against projects that existed during the first quarter of 2020 and declined in work as they were near completion or competed prior to the first quarter of 2021.

Revenue derived from research and development services decreased by $0.8 million, or 23%, from $3.4 million for the six months ended June 30, 2020 to $2.6 million for the six months ended June 30, 2021.  The decrease was a result of a net change in work on projects as new projects that began after the first half of 2020 and continued through the first half of 2021 were offset against projects that existed during the first half of 2020 and declined in work as they were near completion or competed prior to the first half of 2021.

Robotic Product

Revenue derived from robotic product sales decreased by less than $0.2 million, or 63%, going from just over $0.3 million during the three months ended June 30, 2020 to just over $0.1 million for the three months ended June 30, 2021.  The decrease was a result in a net decline in sales of our Guardian S product offset with the sale of our Guardian HLS product.

Revenue derived from robotic product sales decreased by $0.1 million, or 30%, going from just over $0.4 million during the first six months ended June 30, 2020 to just over $0.3 million for the six months ended June 30, 2021.  The decrease was a result in a net decline in sales of our Guardian S product.

Operating Expenses

The following table presents our operating expenses for the three months and six months ended June 30, 2021, and 2020:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	%Change	2021	2020	Change	% Change
	(in thousands)				(in thousands)
Operating expenses:
Cost of revenue	$676	$1,083	$(407)	(38)%	$1,878	$2,493	$(615)	(25)%
Research and development	4,054	3,340	714	21%	6,869	6,642	227	3%
General and administrative	2,921	1,924	997	52%	5,235	3,706	1,529	41%
Sales and marketing	1,163	593	570	96%	1,818	1,285	534	42%
Total operating expenses	$8,814	$6,940	$1,874	27%	$15,800	$14,126	$1,675	12%

Cost of Revenue

Cost of revenue decreased by $0.4 million, or 38%, from $1.1 million for the three months ended June 30, 2020, to $0.7 million for the three months ended June 30, 2021, driven by a decrease in the use of direct labor, materials, overhead expense and third-party contract costs as a result of lower revenue.

Cost of revenue decreased by $0.6 million, or 25%, from $2.5 million for the six months ended June 30, 2020, to $1.9 million for the six months ended June 30, 2021, driven by a decrease in the use of direct labor, materials, overhead expense and third-party contract costs as a result of lower revenue.

Research and Development

Research and development expenses increased by $0.7 million, or 21% from $3.3 million for the three months ended June 30, 2020, to $4.1 million for the three months ended June 30, 2021. The increase was due to an increase of $0.3 million in labor and associated overhead costs, a $0.3 million in the use of third-party services, and an increase of $0.1 million in materials to support the continued development of our Guardian products.

Research and development expenses increased by $0.2 million, or 3% from $6.6 million for the six months ended June 30, 2020, to $6.9 million for the six months ended June 30, 2021. The increase was due to an increase of $0.7 million in the use of third-party services, a $0.3 million increase labor and associated overhead costs, offset by a decrease of $0.8 million in materials and other direct costs to support the continued development of our Guardian products.

General and Administrative

General and administrative expenses increased by $1.0 million, or 52%, from $1.9 million for the three months ended June 30, 2020, to $2.9 million for the three months ended June 30, 2021, due to an increase in professional services of $0.9 million related to an increase in audit expenses and other professional fees associated with the Business Combination, an increase in facilities expense of $0.4 million related to rent from our new facility, and an increase of $0.2 million in labor and recruiting fees to support our growth.  These expense increases were offset by a decrease in stock compensation expense of $0.5 million as a performance measurement agreement expired in the fourth quarter of 2020 related to our founders’ shares with a repurchase option.

General and administrative expenses increased by $1.5 million, or 41%, from $3.7 million for six months ended June 30, 2020, to $5.2 million for the six months ended June 30, 2021, due to an increase in professional services of $1.7 million related to an increase in audit and other professional fees associated with the Business Combination, an increase in facilities expense of $0.6 million related to rent from our new facility, and an increase of $0.2 million in labor and recruiting fees to support our growth. These expense increases were offset by a decrease in stock compensation expense of $1.0 million as a performance measurement agreement expired in the fourth quarter of 2020 related to our founders’ shares with a repurchase option.

Sales and Marketing

Sales and marketing expenses increased by $0.6 million, or 96%, from $0.6 million for the three months ended June 30, 2020, to just under $1.2 million for the three months ended June 30, 2021. An increased spend of just over $0.6 million in marketing, professional services used in promoting our business, and travel expense was offset by a decrease in labor expense related to a one-time incentive compensation payment made in 2020.

Sales and marketing expenses increased by $0.5 million, or 42%, from 1.3 million for the six months ended June 30, 2020 to $1.8 million for the six months ended June 30, 2021. This increase was driven by $0.6 million of professional fees associated with the setup of a data-driven customer support system as well as other professional services. This increase was offset by a decrease in event fees and associated travel costs of $0.1 million.

Other Income

The following table presents other income for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	%Change	2021	2020	Change	% Change
	(in thousands)				(in thousands)
Other income
Interest income (expense), net	$(13)	$9	$(22)	(244)%	$(23)	$57	$(80)	(140)%
Gain on forgiveness of notes payable	2,394	—	2,394	100%	2,394	—	2,394	100%
Other income, net	28	18	10	56%	28	31	(3)	(10)%
Total other income	$2,409	$27	$2,382	8,822%	$2,399	$88	$2,311	2,626%

Gain on forgiveness of notes payable increased by $2.4 million for the three months ended and six months ended June 30, 2021, as compared to the same periods during 2020 as a result of forgiveness of our first draw Paycheck Protection Program loan with the Small Business Administration.

Comparison of the Years Ended December 31, 2020 and 2019

The following table presents our consolidated statement of operations for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Revenue, net	$8,813	$10,150	$(1,337)	(13)%
Operating expenses:
Cost of revenue	5,602	5,746	(144)	(3)
Research and development	14,117	12,904	1,213	9
General and administrative	7,297	7,510	(213)	(3)
Sales and marketing	2,796	2,338	458	20
Total operating expenses	29,812	28,498	1,314	5
Loss from operations:	(20,999)	(18,348)	(2,651)	14
Other income
Interest income, net	40	305	(265)	(87)
Other income, net	34	4	30	750
Total other income	74	309	(235)	(76)
Loss before income taxes	(20,925)	(18,039)	(2,886)	16
Provision for income taxes	1	1	—	—
Net loss	$(20,926)	$(18,040)	$(2,886)	16%
Net loss attributable to common stockholders	$(20,926)	$(18,040)	$(2,886)	16%

Revenue, net

Revenue decreased by $1.3 million, or 13%, from $10.2 million for the year ended December 31, 2019 to $8.8 million for the year ended December 31, 2020.

Research and Development Services

Revenue derived from research and development services decreased by $2.4 million, or 26%, from $9.4 million for 2020 to $7.0 million for 2020.  The decrease was a result of certain projects being completed during 2019 and not continuing into 2020.

Robotic Product

Revenue derived from robotic product sales increased by $1.1 million, or 143%, going from $0.8 million during 2019 to $1.9 million for 2020.

Operating Expenses

The following table presents our operating expenses for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Operating expenses:
Cost of revenue	$5,602	$5,746	$(144)	(3)%
Research and development	14,117	12,904	1,213	9
General and administrative	7,297	7,510	(213)	(3)
Sales and marketing	2,796	2,338	458	20
Total operating expenses	$29,812	$28,498	$1,314	5%

Cost of Revenue

Cost of revenue decreased by $0.1 million, or 3%, from $5.7 million in 2019 to $5.6 million in 2020, as a result of the completion of certain projects during 2020 that resulted in an overall decrease in costs as compared to 2019.

Direct labor, direct materials, and other expenses consisting mainly of overhead expense and third-party contractor costs make up our cost of revenue, with the mix between the three expense categories varying due to timing throughout the project lifecycle. As a percentage of revenue, our direct labor increased from 26% to 35%, our direct materials decreased from 15% to 11%, and our overhead expense and third-party contractor costs increased from 16% to 18% for the comparable years of 2019 and 2020, respectively. During 2019, a greater amount of materials were purchased for projects that continued into 2020, driving down the direct materials as a percentage of revenue as compared to the prior year. In 2020, a greater portion of projects costs were comprised of direct labor, driving up direct labor as a percentage of revenue as compared to 2019.  Overhead and third-party contractor costs increased as a percentage of revenue driven by labor expense and allocated facilities and IT expense remaining flat year over year while revenue decreased overall.

Research and Development

Research and development expenses increased by $1.2 million, or 9% from $12.9 million in 2019 to $14.1 million in 2020. The increase was primarily due to an increase of $0.7 million in personnel expenses and a $1.6 million increase in professional fees and subcontract support, partially offset by a $0.8 million decrease in materials expense and a $0.3 million decrease in overhead expense.

The increase in personnel costs was primarily driven by our increased engineering and technician headcount as compared to 2019 as we continue to advance the development and design of our Guardian XO and

Guardian XT and the continued development of CYTAR program.  Our increased spending on professional fees and subcontract work was driven by our need to use third party expertise and labor for certain parts of our product development for which expertise or resources were not feasible or available in-house.

Our materials expense decreased in 2020 as compared to 2019 primarily because materials needed for the development of our Guardian XO and Guardian XT products were purchased and recorded as an expense in 2019. In addition, reduction in overhead supplies due to decreased needs, certain overhead supervisory personnel leaving the company, and reduced travel allocated to overhead due to COVID reduced the overall overhead expenses.

General and Administrative

General and administrative expenses decreased by $0.2 million, or 3%, from $7.5 million in 2019 to $7.3 million in 2020, primarily due to a decrease in professional fees and travel expense of $0.2 million and a decrease in other expense of $0.1 million, partially offset by an increase in labor expenses of $0.1 million.

The decrease in travel was a result of restrictions associated with the COVID-19 pandemic.  The decrease in professional fees were driven mainly by a reduction in expense associated maintaining our patents.  The decrease in other expense was mainly driven by lower facility and IT spending.

Our labor expenses increased in 2020 as we increased headcount in administrative positions to support our business growth initiatives.  Partially offsetting this increase was a reduction in stock compensation expense driven by the expiration of a performance measurement agreement that expired in the fourth quarter of 2020 related to our founders’ shares with a repurchase option.

Sales and Marketing

Sales and marketing expenses increased by $0.5 million, or 20%, from $2.3 million in 2019 to $2.8 million in 2020, due to increases in labor costs and consulting fees of $0.4 million, demonstration expense of $0.2 million, and general marketing of $0.1 million, partially offset by a reduction in travel expense of just under $0.2 million.

Labor costs increased overall in 2020 as we continued to build our organization to support the future commercialization of our Guardian XO and Guardian XT products.  We supplemented some of our labor with contract resources that drove additional expense in consulting fees.

Our demonstration and general marketing expenses increased driven by an adjustment to the carrying value of our Guardian S demonstration units, and an increase in lead generation and brand support.

The increase in sales and marketing expenses was partially offset by a reduction in travel costs as a result of the restrictions from the COVID-19 pandemic.

Other Income

The following table presents other income for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Other income
Interest income, net	$40	$305	$(265)	(87)%
Other income, net	34	4	30	750
Total other income	$74	$309	$(235)	(76)%

Interest Income, net

Interest income, net decreased by approximately $0.3 million or 87%, from $0.3 million in 2019 to a de minimis amount in 2020.  The decrease was primarily driven by a decline in short term interest rates that affected cash balances in our money market investment accounts.  In addition, we incurred interest expense in 2020 of less than $0.1 million as a result of the entry into a long-term lease for equipment supporting one of our software platforms that had not been incurred in 2019.

Other Income, net

Other income, net increased by less than $0.1 million in 2020, or 750%, from a de minimis amount in 2019.  The increase was primarily due to the cash back rewards program from our business credit card and from the sale of equipment no longer in use.

Provision for Income Taxes

Provision for income taxes was de minimis for both 2019 and 2020 due to the losses we incurred.

Liquidity and Capital Resources

Since inception, we have financed our operations through private placements of our redeemable convertible preferred stock, through research and development services derived mainly from SBIR contracts, from the limited sale of our Guardian S units and other commercially available products and by providing services as a subcontractor for prime contractors working with the U.S. Department of Defense. Our ability to successfully develop our products, invest in our sales, marketing and customer service operations and expand our business will depend on many factors, including our working capital needs, the availability of equity or debt financing and, over time, our ability to generate cash flows from operations.

We currently use cash to fund operations and capital expenditures and meet working capital requirements.  As of June 30, 2021, we had $19.5 million in cash and cash equivalents, primarily invested in money market funds and the remaining balance in bank operating accounts.  On a pro forma basis, assuming the closing of the Business Combination and related matters, including the closings of the PIPE Financing, our cash and cash equivalents would have amounted to $252.2 million on June 30, 2021. We believe that our cash and cash equivalents on hand following the consummation of the Business Combination, including the proceeds from the PIPE Financing, will be sufficient to support working capital and capital expenditure requirements for at least 12 months from the date of this Current Report on Form 8-K.

Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and extent of commercializing our Guardian XO and Guardian XT products, our decision to outsource manufacturing of our robotic systems or develop high production manufacturing capabilities in-house, unanticipated delays or supply chain challenges in obtaining materials and components, spending to support further infrastructure development and research and development efforts, the timing and extent of additional capital expenditures to invest in existing and new office spaces, the expansion of sales and marketing efforts, and the introduction of new product capabilities and the financial and operating impact of potential acquisitions.

In addition, we may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations, and grow our customer base. If additional funds are required to support our working capital requirements, acquisitions, or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences, or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows

The following table summarizes our cash flow data for the periods presented:

	Six Months Ended June 30,
	2021	2020	Change	% Change
	(in thousands)
Net cash provided by (used in):
Net cash used in operating activities	$(13,660)	$(7,605)	$(6,055)	80%
Net cash used in investing activities	(2,282)	(342)	(1,940)	567%
Net cash provided by financing activities	1,818	42,317	(40,499)	(96)%
Net increase (decrease) in cash and cash equivalents	$(14,124)	$34,370	$(48,494)	(141)%

Net Cash Used in Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development, sales and marketing, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities for the six months ended June 30, 2021, was $13.7 million, which was a result from a net loss of $10.5 million, adjustments for non-cash expenses of depreciation and amortization of $0.2 million, stock-based compensation of $0.4 million, and forgiveness of our first draw Paycheck Protection Program loan of $2.4 million.  In addition, our changes in operating assets and liabilities netted a use of cash of $1.4 million.

The net cash used from changes in operating assets and liabilities was driven by a net decrease of $0.7 million in receivables and uncompleted contracts, an increase of $2.8 million in expenditures related to the Business Combination, an increase of $0.6 million spent on inventory for use in our Guardian S and HLS products, and an increase of $0.7 million related to prepaid goods and services.  In addition, we experienced an increase of $1.0 million in our accounts payable due to the timing of payments and reduction in expenses for third party providers used in our research and development of our products, and a net increase of $1.0 million on accrued and other liabilities as a result of timing of payments for professional fees associated with the business as well as expense associated with the leasing of our new facility.

Net cash used in operating activities for the six months ended June 30, 2020, was $7.6 million, which was a result from a net loss of $10.2 million, adjustments for non-cash expenses of depreciation and amortization of $0.2 million and stock-based compensation of $1.4 million.  In addition, our changes in operating assets and liabilities netted a contribution of cash of $0.9 million.

The net cash used from changes in operating assets and liabilities was driven by a net decrease of $0.8 million in receivables and uncompleted contracts, and a decrease of $0.2 million spent on inventory for use in our Guardian S and HLS products.  In addition, we experienced a decrease of $0.3 million in our accounts payable due to the timing of payments and reduction in expenses for third party providers used in our research and development of our products, and a net decrease of $0.2 million on accrued and other liabilities as result of timing of payments for professional fees associated with the business as well as expense associated with the leasing of our new facility.

Net Cash Used in Investing Activities

Our net cash used in investing activities is primarily impacted by the purchase of machinery and equipment, particularly in the use of the development of our Guardian XO and Guardian XT products, new and existing office space, and computer equipment.

Net cash used in investing activities was $2.3 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.  The majority of cash outflows for the first six of 2021 went towards the expense for tenant improvements, furniture, and equipment we made for our new facility.  For the first six months of 2020, cash used in investment activities went towards software used in the ongoing support of our business operations and for the construction of a marketing booth used in promoting the company.

Net Cash Used in Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2021, and 2020, was $1.8 million and $42.3 million, respectively. During the first six months of 2021, we received cash of $2.0 million from a Second Draw Paycheck Protection loan.  This was offset with the purchase of the non-controlling interest in our subsidiary ZeptoVision, Inc. (“ZVI”) for $0.2 million.  During the first six months of 2020, we received cash of $39.9 million in net proceeds from the issuance of redeemable convertible Series C preferred stock.  We also received cash of $2.4 million from a First Draw Paycheck Protection Program loan with the U.S. Small Business Administration.

Related Party Transactions

During the years ended December 31, 2020 and 2019, we entered into agreements with Delta Air Lines, Inc. and Microsoft Corporation to provide products and services.  During the three months ended March 31, 2020, we recognized $0.1 million of revenue related to demonstration services provided to Delta Air Lines, Inc.  Additionally, during 2019, we recognized $0.2 million of revenue related to the sale of a Guardian S robot to Microsoft Corporation, along with customer-specific development services.  Both Delta Air Lines, Inc. and Microsoft Corporation are shareholders of Sarcos.

During the years ended December 31, 2020 and 2019, we paid a de minimis amount for both years for rent to the Company’s Chief Innovation Officer, who was the owner of an apartment that was used for temporary employee lodging.

As of December 31, 2020 the Company held controlling interests of 79% in ZVI. The Chief Legal Officer of the Company was the beneficial owner of 21% of ZVI. On February 16, 2021, the Company acquired the non-controlling interest’s shares in ZVI for a purchase price of $200,000 making ZVI a wholly owned subsidiary of the Company.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025, and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies and estimates include those related to:

Revenue Recognition

We recognize revenue from the sale of our robotic systems and from contractual arrangements to perform research and development services that are fully funded by our customers. We recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.  Revenue from research and development services is recognized over time as products and services are provided.  We measure progress toward satisfaction of performance obligations using costs incurred to date relative to total estimated costs (“cost-to-cost”).  Research and development contracts may last multiple years and estimation of the total transaction price and expected cost requires management’s judgment.  Based on the nature of the Company’s research and development contracts, the work to be performed is often complex and may involve new processes, procedures, and tasks which creates uncertainty in estimating contract costs.  All estimates impacting revenue recognition, including estimates of total expected costs, or Estimates at Completion (EACs), are reviewed on a periodic basis, no less than annually.

For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Revenues from Contracts with Customers

The Company derives revenue for research and development services, mainly with U.S. government entities under the Department of Defense, that support the development of its robots and robot products. Our research and development services are provided by SBIR contracts through different types of arrangements, including cost-type contracts and fixed-price contracts. Revenue from the sales of robot products includes sales of the Company’s Guardian S and Guardian HLS products.

Research and Development Services

Cost-type contracts – Research and development service contracts, including cost-plus-fixed-fee and time and material contracts, relate primarily to the development of technology in the areas of robotics or counter-unmanned aircraft systems.  Cost-type contracts are generally entered into with the U.S. government. These contracts are billed at cost plus a margin as defined by the contract and the FAR. The FAR establishes regulations around procurement by the government and provides guidance on the types of costs that are allowable in establishing prices for goods and services delivered under government contracts. Revenue on cost-type contracts is recognized over time as goods and services are provided.

Fixed-price contracts – Fixed-price development contracts relate primarily to the development of technology in the area of robotics. Fixed-price development contracts generally require a significant service of integrating a complex set of tasks and components into a single deliverable. Revenue on fixed-price contracts is generally recognized over time as goods and services are provided.  The Company has not experienced a loss on a fixed-price contract.  To the extent our actual costs vary from the fixed fee, we will generate more or less profit or could incur a loss.  In accordance with ASC 606, for the fixed price contracts, the Company will recognize losses at the contract level in earnings in the period in which they are incurred.

Robotic product

Robotic product revenues relate to sales of the Company’s Guardian S, Guardian HLS products, and certain miscellaneous parts, accessories and repair service. The Company provides a standard one-year warranty on product sales. Product warranties are considered assurance-type warranties and are not considered to be separate performance obligations. Revenue on product sales is recognized at a point in time when goods are shipped to the customer. At the time revenue is recognized, an accrual is established for estimated warranty expenses based on historical experience as well as anticipated product performance.

Stock-based compensation

We calculate the fair value of all stock-based awards, including stock options and restricted stock awards (“RSU”) on the date of grant using the Black-Scholes option-pricing model for stock options, which is impacted by the fair value of the Company’s common stock, as well as changes in assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected common stock price volatility over the term of the stock options, the expected term of the stock options, risk-free interest rates, and the expected dividend yield.

Off-Balance Sheet Arrangements; Commitments and contractual obligations

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K, as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Recent Accounting Pronouncements

See notes to our interim condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this Current Report on Form 8-K.

Properties

We operate in a corporate and manufacturing facility in Salt Lake City, Utah. We currently occupy a facility that has approximately 27,000 square feet of office, development and manufacturing space pursuant to a lease that, under options to extend, expired in July 2021 and has continued on a month-to-month basis until our move to a new facility is completed. In the third quarter of 2021, we expect to begin our move to a facility consisting of approximately 62,156 square feet, with a 12-year lease from the commencement date and two options to extend the lease for a three-year period each. We believe that this new facility, which includes office, development, testing and light manufacturing space, will adequately serve our current needs. Should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the actual beneficial ownership of Common Stock as of September 24, 2021, by:

•	each person who is the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

•	each of the Company’s current named executive officers and directors; and

•	all officers and directors of the Company, as a group.

Beneficial ownership is determined according to SEC rules, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

The beneficial ownership of Common Stock is based on 142,718,497 shares of Common Stock issued and outstanding as of the record date. For purposes of calculating the ownership percentages in the table below, the number of shares outstanding for each person assumes full exercise of only such person’s outstanding options and warrants that are exercisable within 60 days of September 24, 2021.

Name and Address of Beneficial Owners(1)	Number of Shares	%
Directors and Named Executive Officers of the Company
Benjamin G. Wolff(2)	20,132,682	14.1%
Brian D. Finn(3)(4)	14,999,098	10.5%
Peter Klein(5)	51,292	*
Laura J. Peterson	―	―
Admiral Eric T. Olson (Ret.)(6)	102,584	*
Dennis Weibling(7)	2,272,439	1.6%
Matthew Shigenobu Muta	―	―
Priya Balasubramaniam	―	―
Kristi Martindale(8)	328,781	*
Dr. Fraser Smith(9)	14,147,276	9.9%
All Directors and Executive Officers as a Group (12 individuals)	52,153,292	36.2%
5% Holders
BlackRock, Inc.(10)	16,666,896	11.7%
Rotor-Sarcos, LLC(11)	8,942,957	6.3%
Mare’s Leg Capital LLC(12)	14,598,714	10.2%
Marc Olivier(13)	14,456,768	10.1%
DIG Investments XVIII AB(14)	11,365,442	8.0%
Schlumberger Technology Corporation(15)	7,939,764	5.6%

* Represents less than 1%

(1)	Unless otherwise noted, the business address of each of our stockholders is c/o Sarcos Robotics and Technology Corporation, 360 Wakara Way, Salt Lake City, Utah 84108.
(2)

Consists of (a) 14,598,714 shares of Common Stock held by Mare’s Leg Capital, LLC (“MLC”) an entity wholly owned by Mr. Wolff and his spouse, Julie Wolff; (b) 5,129,222 shares of Common Stock held by Mr. Wolff; (c) 117,541 shares of Common Stock underlying options held by Julie Wolff scheduled to vest within 60 days of September 24, 2021; and (d) 287,205 shares of Common Stock underlying restricted stock units held by Mr. Wolff scheduled to vest within 60 days of September 24, 2021.

(3)

Brian D. Finn is the managing member of Rotor Sponsor LLC. As such, he has sole voting and dispositive power over the shares of Common Stock owned by Rotor Sponsor LLC. Mr. Finn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(4)

Brian D. Finn is the administrator of Marstar Investments LLC (“Marstar”), which (a) held a warrant to purchase shares of Old Sarcos Common Stock (“Sarcos Warrant”) that was net exercised for 60,417 shares of Old Sarcos Common Stock in connection with the consummation of the Business Combination, whereby Marstar was issued 241,473 shares of Common Stock of the Company in consideration thereof , (b) is a member of Rotor Sponsor LLC, (c) is a member of Rotor-Sarcos, LLC, and (d) pursuant to a Subscription Agreement with the Company, purchased 130,000 shares of Common Stock of the Company in the PIPE Financing. Mr. Finn is also the managing member of Rotor Sponsor LLC and has shared control of Rotor-Sarcos, LLC.  As such, he has sole voting and dispositive power over the shares of Common Stock owned by Rotor Sponsor LLC, has shared voting and dispositive power over the Common Stock of the Company that is held by Rotor-Sarcos, LLC, and has sole voting and dispositive power over the Common Stock of the Company that is directly held by Marstar (including the Sarcos Warrants held by Marstar that were net exercised in connection with the consummation of the Business Combination and converted into the right to receive 241,473 shares of Common Stock of the Company). Mr. Finn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(5)	Consists of 51,292 shares of Common Stock underlying options held by Mr. Klein scheduled to vest within 60 days of September 24, 2021.
(6)	Consists of 102,584 shares of Common Stock underlying options held by Adm. Olson scheduled to vest within 60 days of September 24, 2021.
(7)

Consists of (a) 708,108 shares of Common Stock held by Mr. Weibling; (b) 2,260,683 shares of Common Stock held by the Weibling Living Trust; and (c) 11,756 shares of Common Stock underlying options scheduled to vest within 60 days of September 24, 2021. Mr. Weibling has sole voting and dispositive power over the shares held by the Weibling Living Trust. The address of the Weibling Living Trust is 2205 Carillon Point, Kirkland, WA 98033.

(8)

Consists of (a) 237,753 shares of Common Stock underlying options held by Ms. Martindale scheduled to vest within 60 days of September 24, 2021 and (b) 91,028 shares of Common Stock underlying restricted stock units held by Ms. Martindale scheduled to vest within 60 days of September 24, 2021.

(9)	Consists of (a) 14,016,020 shares of Common Stock held by Dr. Smith and (b) 131,256 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days of September 24, 2021.
(10)

Consists of 16,666,896 shares of Common Stock held by funds and accounts under management by subsidiaries of BlackRock, Inc. The registered holders of the referenced shares are funds and accounts under management by subsidiaries of BlackRock, Inc.  BlackRock, Inc. is the ultimate parent holding company of such subsidiaries.  On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares.  Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.

(11)

Brian D. Finn has shared control of Rotor-Sarcos, LLC. As such, he has shared voting and dispositive power over the shares of Common Stock owned by Rotor-Sarcos, LLC.  Mr. Finn disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(12)	Consists of 14,598,714 shares of Common Stock held by MLC. Ben Wolff and Julie Wolff have voting and investment control over the shares held by MLC.
(13)

Consists of (a) 14,325,512 shares of Common Stock to held by Dr. Olivier and (b) 131,256 shares of Common Stock underlying restricted stock units scheduled to vest within 60 days of September 24, 2021.

(14)

Consists of 11,365,442 shares of Common Stock held by DIG Investments XVIII AB (“DIG”). Martin HP Söderström has voting or investment control over the shares held by DIG. The business address of DIG and Mr. Söderström is Box 55998, 102 16 Stockholm, Sweden.

(15)

Consists of 7,939,764 shares of Common Stock held by Schlumberger  Technology Corporation (“Schlumberger”). Schlumberger Holdings Corporation is the sole stockholder of Schlumberger. Schlumberger B.V. is the sole stockholder of Schlumberger Holdings Corporation. Schlumberger N.V. (Schlumberger Limited) is the sole stockholder of Schlumberger B.V. Schlumberger N.V. (Schlumberger Limited) owns, directly or indirectly, all of the equity interests of Schlumberger. Schlumberger N.V. (Schlumberger Limited) has voting or investment control over the shares held by Schlumberger. The business address for Schlumberger and Schlumberger Holdings Corporation is 300 Schlumberger Drive, Sugar Land, Texas 77478. The business address for Schlumberger BV is Parkstraat 83, 2514 JG The Hague, NL. The business address for Schlumberger N.V. (Schlumberger Limited) is 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Please see the sections titled “Executive Compensation” and “Certain Relationships and Related Person Transactions” appearing elsewhere in this Current Report on Form 8-K for information regarding material relationships with our principal securityholders within the past two years.

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors following the consummation of the Business Combination:

Name	Age	Position
Executive Officers
Benjamin G. Wolff	52	Chairman and Chief Executive Officer
Steven Hansen	56	Chief Financial Officer
Marian Joh	51	Chief Operating Officer
Kristi Martindale	55	EVP, Chief Product & Marketing Officer
Dr. Fraser Smith	62	Chief Innovation Officer

Other Key Employees
Dr. Marc Olivier	64	Chief Architect
Tom Jackson	55	President, Sarcos Defense
Dr. Denis Garagić	52	Chief Scientist, Advanced Systems & AI

Non-Employee Directors
Brian D. Finn(1)(3)	60	Director
Peter Klein(2)	58	Director
Laura J. Peterson(1)	61	Director
Admiral Eric T. Olson (Ret)(2)(3)	69	Director
Dennis Weibling (1)(3)	70	Director
Matthew Shigenobu Muta(2)	52	Director
Priya Balasubramaniam(3)	47	Director

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating and Governance Committee.

Additional information regarding the Company’s directors and executive officers after the consummation of the Transactions is included in the Proxy Statement in the section titled “Management After the Business Combination” beginning on page 218 of the Proxy Statement and that information is incorporated herein by reference.

Independence of our Board of Directors

Nasdaq listing standards require that a majority of our Board be independent.  An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board undertook a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board determined that Mr. Finn, Mr. Klein, Ms. Peterson, Admiral Olson, Mr. Weibling, Mr. Muta, and Ms. Balasubramaniam, representing seven of the Company’s eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. The majority of our audit committee is composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee.

Committees of the Board of Directors

Audit Committee

The members of our audit committee are Brian D. Finn, Laura J. Peterson and Dennis Weibling, with Dennis Weibling serving as chairperson.  Our Board has determined that each of Ms. Peterson and Mr. Weibling meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members and will also meet the financial literacy requirements of the listing standards of Nasdaq.  Mr. Finn is not independent under the listing standard of Nasdaq applicable to audit committee members.

Under applicable Nasdaq rules, we are permitted to phase in our compliance with the independence requirements for our audit committee. The phase-in periods with respect to director independence allow us to have only one independent member on our audit committee upon the listing date of our common stock in connection with our predecessor’s IPO, a majority of independent members on our audit committee within 90 days of such date and a fully independent audit committee within one year of such date. We are taking advantage of these phase-in rules with respect to Mr. Finn’s service on our audit committee, and we expect that by the first anniversary of our predecessor’s listing in connection with its IPO, our audit committee will comply with the applicable independence requirements.

In addition, our Board has determined that Mr. Finn is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects, retains, compensates, evaluates, oversees and, where appropriate, terminates our independent registered public accounting firm;
•	reviews and approves the scope and plans for the audits and the audit fees and approves all non-audit and tax services to be performed by our independent auditor;
•	evaluates the independence and qualifications of our independent registered public accounting firm;
•	reviews the Company’s financial statements, and discusses with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•	reviews and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•	discusses with management our procedures regarding the presentation of our financial information, and reviews earnings press releases and guidance;
•	oversees the design, implementation and performance of our internal audit function, if any;
•	sets hiring policies with regard to the hiring of employees and former employees of our independent registered public accounting firm and oversees compliance with such policies;
•	reviews, approves and monitors and reviews conflicts of interest of our Board members and officers and related party transactions;
•

adopts and oversees procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviews and discusses with management and our independent registered public accounting firm the adequacy and effectiveness of our legal, regulatory and ethical compliance programs;
•	reviews and discusses with management and our independent registered public accounting firm our guidelines and policies to identify, monitor and address enterprise risks; and
•	oversees, assists in the exploration and evaluation of, negotiates and, if appropriate, recommends to the Board for approval strategic alternatives.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

The members of our compensation committee are Peter Klein, Matthew Shigenobu Muta and Admiral Eric T. Olson (Ret.), with Peter Klein serving as chairperson.  Our Board has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members, and that each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee, among other things:

•	reviews and approves the compensation for the Company’s executive officers, including the Company’s chief executive officer;
•	reviews, approves and administers the Company’s employee benefit and equity incentive plans;
•	establishes and reviews the compensation plans and programs of our employees, and ensures that they are consistent with our general compensation strategy;
•	monitors compliance with any stock ownership guidelines;
•	approves or make recommendations to our Board regarding the creation or revision of any clawback policy; and
•	determines non-employee director compensation.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Priya Balasubramaniam, Brian D. Finn, Admiral Eric T. Olson (Ret.) and Dennis Weibling, with Brian D. Finn serving as chairperson. The Board has determined that each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. Our nominating and corporate governance committee, among other things:

•	reviews and assesses and makes recommendations to our Board regarding desired qualifications, expertise and characteristics sought of Board members;
•	identifies, evaluates, selects or makes recommendations to our Board regarding nominees for election to our Board;
•	develops policies and procedures for considering stockholder nominees for election to our Board;
•	reviews the succession planning process for our chief executive officer and any other members of our executive management team;
•	reviews and makes recommendations to our Board regarding the composition, organization and governance of our Board and its committees;
•	reviews and makes recommendations to the Board regarding our corporate governance guidelines and corporate governance framework;
•	oversees director orientation for new directors and continuing education for our directors;

•	oversees the evaluation of the performance of the Board and its committees;
•	reviews and monitors compliance with our code of business conduct and ethics; and
•	administers policies and procedures for communications with the non-management members of the Board.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq.

Executive Compensation

The information set forth in Section 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

At the Special Meeting, the Rotor stockholders approved the Sarcos Technology and Robotics Corporation 2021 Equity Incentive Plan (the “Incentive Plan”) and the Sarcos Technology and Robotics Corporation 2021 Employee Stock Purchase Plan (the “ESPP”). The summary of the Incentive Plan set forth in the Proxy Statement in the section titled “Proposal No. 6 – Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan” beginning on page 154 of the Proxy Statement and the summary of the ESPP set forth in the Proxy Statement in the section titled “Proposal No. 7 – Approval of the Employee Stock Purchase Plan, Including the Authorization of the Initial Share Reserve under the Employee Stock Purchase Plan” beginning on page 160 of the Proxy Statement are each incorporated herein by reference. A copy of the full text of the Incentive Plan is attached hereto as Exhibit 10.8 and a copy of the full text of the ESPP is attached hereto as Exhibit 10.9, each of which is incorporated herein by reference.

Director Compensation

A description of the compensation of the directors of Old Sarcos and of Rotor before the consummation of the Transactions is set forth in the Proxy Statement in the subsections titled “Sarcos—Director Compensation” and “The Company”, respectively, in the section titled “Executive and Director Compensation,” beginning on page 217 and 209, respectively, of the Proxy Statement, and that information is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement in the section titled “Certain Relationships and Related Party Transactions,” beginning on page 252 of the Proxy Statement and that information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the subsection of the Proxy Statement titled “Legal Proceedings” in the section titled “Information about Sarcos” on page 192 of the Proxy Statement and that information is incorporated herein by reference.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

The Common Stock began trading on the Nasdaq under the symbol “STRC” on September 27, 2021. As of the Closing Date, there were approximately 125 registered holders of Common Stock.

The Company has not paid any cash dividends on shares of its Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale of certain unregistered securities, which disclosure is incorporated herein by reference.

Description of the Company’s Securities

The following sets forth a summary of the material terms of the Company’s securities, including certain provisions of Delaware law and the material provisions of the Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”).  This summary is not intended to be a complete summary of the rights and preferences of such securities.  The full texts of the Charter and Bylaws are attached as Exhibit 3.1 and Exhibit 3.2 of this Current Report on Form 8-K. We urge you to read our Charter and Bylaws in their entirety, as well as the applicable provisions of Delaware law, for a complete description of the rights and preferences of the Company’s securities.

Authorized Capitalization

The Charter authorizes the issuance of 1,000,000,000 shares of capital stock, of which

•	990,000,000 shares are designated as Common Stock, par value $0.0001 per share, and
•	10,000,000 shares are designated as preferred stock, par value $0.0001 per share.

As of September 24, 2021, there were approximately 142,718,497 shares of Common Stock outstanding, held of record by approximately 125 holders of Common Stock, no shares of preferred stock outstanding and approximately 20,549,468 Warrants (as defined below) outstanding held of record by approximately 13 holders of Warrants.  Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Common Stock

Dividend rights

Subject to preferences that may be applicable to then-outstanding preferred stock, holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds. See the section titled “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters” for more information.

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. On January 14, 2021, Rotor effected a stock dividend of 0.2 shares for each outstanding share of Class B common stock (the “Founder Shares”, which, for the avoidance of doubt, were converted into Common Stock of the Company at Closing), resulting in an aggregate of 6,900,000 Founder Shares outstanding, in order to maintain the number of Founder Shares at 20% of the issued and outstanding shares of our Common Stock upon the consummation of Rotor’s initial public offering (the “Rotor IPO”).

No Preemptive or Other Rights

Holders of Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders.  Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law, the Charter, the Bylaws, or the rules of the stock exchange on which the Company’s securities are listed. The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof. These designations, powers, preferences and rights could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, any or all of which may be greater than the rights of our Common Stock. The issuance of preferred stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action. As of September 24, 2021, there are no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of September 24, 2021, we had no outstanding options to purchase shares of our Common Stock under the Incentive Plan and outstanding options to purchase an aggregate of 8,701,011 shares of our Common Stock, with a weighted average exercise price of $2.26 per share, under our 2015 Plan.

Warrants

Public Stockholders’ Warrants

Each whole Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 20, 2022, provided that we have an effective registration statement under the Securities Act covering the shares of the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement entered into between Continental Stock Transfer & Trust Company and Rotor (the “Warrant Agreement”)) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.  Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of our Common Stock.  This means only a whole Warrant may be exercised at a given time by a Warrant holder.  The Warrants will expire five years after the completion of the Business Combination, or September 24, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available.  No Warrant will be exercisable and we will not be obligated to issue a share of our Common Stock upon exercise of a Warrant unless the share of our Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants.  In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.  In no event will we be required to net cash settle any Warrant.  In the event that a registration statement is not effective for the exercised Warrants, the purchaser in the Rotor IPO of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of our Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the Warrants.  We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement.  If a registration statement covering the issuance of the shares of our Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.  In addition, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the warrants included in the units issued in the Rotor IPO, each of which is exercisable for one share of Common Stock in accordance with its terms following the consummation of the Business Combination (the “Public Warrants”) who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.  In such event, each holder would pay the exercise price by surrendering each such Warrant for that number of shares of our Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied the excess of the “fair market value” less the exercise price of the Warrants by (y) the fair market value and (B) 0.361.  The “fair market value” shall mean the volume weighted average price of the shares of our Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company (the “Warrant Agent”).

Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption:

•	in whole and not in part;
•	at a price of $0.01 per Warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•

if, and only if, the last reported sale price of the shares of our Common Stock for any 20 trading days within a 30-trading day period commencing after the Warrants become exercisable and ending three business days before we send the notice of redemption to the Warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.  However, we will not redeem the Warrants unless an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of our Common Stock is available throughout the 30-day redemption period.

We have established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price.  If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date.  Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised.  However, the price of the shares of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the warrants issued to the Sponsor and the Millennium and BlackRock Holders in a private placement on the Rotor IPO closing date (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) if we do not utilize this redemption provision):

•	in whole and not in part;
•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below);

•	if, and only if, the Reference Value (as defined above) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and
•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants, as described above.

The numbers in the table below represent the number of shares of our Common Stock that a Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.  We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of the Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below.  If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the exercise price of the Warrant immediately after to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted.

	Fair Market Value of Our Common stock
Redemption Date (period to expiration of Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable.  For example, if the volume-weighted average price of our Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Common Stock for each whole Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Common Stock per Warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants (other than the Private Placement Warrants) when the trading price for the shares of Common Stock exceeds $18.00 per share for a specified period of time.  This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of our Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $18.00.”  Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of January 14, 2021. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure.

As stated above, we can redeem the Warrants when the shares of our Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of our Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of our Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security.  At such time as the Warrants become exercisable for a security other than the shares of our Common Stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Maximum Percentage.  A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.  If the number of outstanding shares of our Common Stock is increased by a stock capitalization or stock dividend payable in shares of our Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value.  For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of our Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above and (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of our Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event.  If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.  The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and Rotor.  The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive Common Stock.  After the issuance of our Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of our Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of our Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions as described under “—Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants.  If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

The redemption rights described under “—Redemption of Warrants When the Price per Share of Our Common Stock Equals or Exceeds $10.00,” will not apply to the Private Placement Warrants if at the time of redemption the Private Placement Warrants continue to be held by the initial purchasers or their permitted transferees under the Warrant Agreement.  If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the volume-weighted average sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is received by the Warrant Agent.

Restrictions on Transfers of Founder Shares and Private Placement Warrants

The Founder Shares, Private Placement Warrants and any shares of our Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions pursuant to the letter agreement entered into by the Sponsor, Rotor and its directors and officers in connection with the Rotor IPO (the “Founders Letter Agreement”).  The Sponsor and each member of our management team have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (a) one year after the completion of the Business Combination and (b) upon completion of the Business Combination, (x) if the last reported sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after the Business Combination that results in all of our stockholders having the right to exchange their Common Stock for cash, securities or other property.  The Private Placement Warrants and the respective Common Stock underlying such Warrants are not transferable or salable until 30 days after the completion of the Business Combination. The foregoing restrictions are not applicable to transfers (a) to Rotor’s initial officers or directors, any affiliates or family members of any of our initial stockholders, officers or directors, any members of the Sponsor or its affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the completion of the Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Common Stock, as applicable, were originally purchased; (f) by virtue of the limited partnership agreements or other applicable organizational documents of the Sponsor upon dissolution of the Sponsor; (g) as distributions to limited partners or members of the Sponsor; (h) by virtue of the laws of the State of Delaware or of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (i) to the Company for no value for cancellation in connection with the completion of the Business Combination; or (j) in the event of our completion of a liquidation, merger, capital stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to our completion of the Business Combination; provided, however, that in the case of clauses (a) through (h), or with our prior written consent, these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

On January 14, 2021, each of Riverview Group LLC and its affiliates (the “Millennium Holder”) and certain funds managed by BlackRock that subscribed for Founder Shares and Private Placement Warrants in a private placement concurrent with the Rotor IPO (the “BlackRock Holders” and together with the Millennium Holder, the “Millennium and Blackrock Holders”) entered into a letter agreement (the “Millennium Letter Agreement” and “BlackRock Letter Agreement,” respectively), whereby the Millennium Holder, among other things agreed to purchase from the Company 395,192 Founder Shares for $436,731 and 419,423 Private Placement Warrants for $419,423 and the BlackRock Holders agreed to purchase from the Company 395,192 Founder Shares for $436,727 and 419,423 Private Placement Warrants for $419,423.  Pursuant to the Millennium Letter Agreement and the BlackRock Letter Agreement, the Founder Shares and Private Placement Warrants are subject to the same lock-up and transfer restrictions as set forth in the Founders Letter Agreement (with substantially similar provisions with respect to permitted transferees) and Millennium shall have the same registration rights as set forth in the Registration Rights Agreement, dated as of January 14, 2021, entered into by and among Rotor and certain Rotor stockholders.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and Warrant Agent for our Warrants is Continental Stock Transfer & Trust Company.  We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in such capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Certain provisions of our Charter and Bylaws which are summarized below may have the effect of delaying, deferring or discouraging another person from acquiring control of us.  They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. We believe that the benefits of increased protection of our ability to negotiate with an unfriendly or unsolicited acquirer will outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.  We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control.  Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Delaware Law

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).  Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

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any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of the Company.

Certificate of Incorporation and Bylaws Provisions

Provisions of the Charter and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board or management.  Among other things, the Charter and the Bylaws:

•	permit our Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the Board;
•	provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of our Board, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;
•	divide our Board into three classes, each of which stands for election once every three years;
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for so long as our Board is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the Board by the stockholders for cause, and only by the affirmative vote of the holders of at least a 66⅔% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

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do not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the Board, the chairperson of our Board or our chief executive officer;
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provide that stockholders will be permitted to amend certain provisions of the Charter and the Bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class; and

•	designate the Delaware and federal district courts as the exclusive forums for certain disputes.

Forum Selection Clause

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, stockholder, officer or other employee to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our Charter and Bylaws (as either may be amended from time to time), or (4) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants.  In addition, our Bylaws provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act.  Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing Bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Advance Notice of Director Nominations and New Business

Our Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director.  In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company.  Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Registration Rights

PIPE Financing

We have provided the PIPE Investors with certain customary registration rights with respect to the Common Stock issued pursuant to the PIPE Financing.  Pursuant to the Subscription Agreements, we are obligated, at our sole expense, to register with the SEC such Common Stock for resale no later than 30 days following the consummation of the Business Combination and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.

Registration Rights Agreement

Prior to the consummation of the Business Combination, Rotor, Old Sarcos, the Sponsor and certain Old Sarcos equity holders entered into a registration rights agreement with respect to the Company’s securities (the “Registration Rights Agreement”).  The Registration Rights Agreement provides for the registration of the Common Stock and Private Placement Warrants (and the Common Stock underlying such Warrants) held by such security holders with the SEC on Form S-1 or, when available, Form S-3, as well as certain piggy-back registration rights.  The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our Common Stock and Warrants are listed on Nasdaq under the symbols “STRC” and “STRCW,” respectively.

Indemnification of Officers and Directors

The Company has entered into indemnification agreements with each of its directors and executive officers, in each case effective as of the Closing Date. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from such director’s or officer’s service to the Company or, at our request, service to other entities, to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the indemnification agreements, a form of which is filed as Exhibit 10.16 to this Current Report on Form 8-K and is incorporated herein by reference.

Change in the Registrant’s Certifying Accountant

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Concurrently with the execution of the Merger Agreement, Rotor entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which, at the Closing, the PIPE Investors subscribed for and purchased an aggregate of 22,000,000 shares of Common Stock of the Company at a price of $10.00 per share, for aggregate gross proceeds of $220,000,000. The shares of Common Stock issued pursuant to the Subscription Agreements (the “PIPE Financing Shares”) have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Pursuant to the Subscription Agreements, we agreed that, within thirty (30) calendar days after the Closing Date, we will file with the SEC (at our sole cost and expense) a registration statement registering the resale of the PIPE Financing Shares. The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, the form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference. The description of the Merger Agreement and Business Combination set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03. Material Modifications to Rights of Security Holders.

In connection with the consummation of the Transactions, Rotor changed its name to “Sarcos Technology and Robotics Corporation” and amended and restated its certificate of incorporation and bylaws. Reference is made to the disclosure described in the Proxy Statement in the sections titled “Proposal No. 3 – Approval of the Second Amended and Restated Certificate of Incorporation” beginning on page 148 of the Proxy Statement, “Proposal No. 4A Through 4D – Approval of Certain Governance Provisions in Second Amended and Restated Certificate of Incorporation” beginning on page 151 of the Proxy Statement, “Comparison of Stockholder Rights” beginning on page 240 of the Proxy Statement, and the discussion under “Description of the Company’s Securities” in Item 2.01 of this Current Report on Form 8-K, each of which is incorporated herein by reference. This summary is qualified in its entirety by reference to the text of the Company’s Charter and Bylaws, which are attached as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated herein by reference.

Item 4.01. Change in the Registrant’s Certifying Accountant.

Change in the Company’s Certifying Accountant

On September 24, 2021, the Board, including all the members of the audit committee, approved a resolution appointing Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021. EY served as the independent registered public accounting firm of Old Sarcos prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), Rotor’s independent registered public accounting firm prior to the Business Combination, was informed on September 24, 2021 that it was dismissed as the Company’s independent registered public accounting firm.

The audit report of Marcum on Rotor’s financial statements for the fiscal year ending December 31, 2020, its year of formation and sole reporting fiscal year, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from August 27, 2020 (inception) through December 31, 2020 and the subsequent interim period through September 24, 2021, there were no disagreements between Rotor and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on Rotor’s financial statements for such year.

During the period from August 27, 2020 (inception) through December 31, 2020 and the subsequent interim period through September 24, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), except for a material weakness in Rotor’s pre-Transaction internal control over financial reporting related to the accounting for warrants issued by Rotor.

The Company provided Marcum with a copy of the foregoing disclosures prior to the filing of this Current Report on Form 8-K with the SEC and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated September 24, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

During the fiscal year ending December 31, 2020 and the subsequent interim period through September 24, 2021, neither the Company, nor any party on behalf of the Company, consulted with EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by EY that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Change in Old Sarcos’ Certifying Accountant

Reference is made to the disclosure of the change in Old Sarcos’ certifying accountant from Tanner LLC (“Tanner”) to EY set forth in the subsection titled “Change in Certifying Accountant” in the section titled “Sarcos Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 207 of the Proxy Statement, which disclosure is incorporated herein by reference. A copy of Tanner’s letter to the SEC, described in the above-referenced disclosure, is filed as Exhibit 16.2 of this Current Report on Form 8-K.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement in the subsection titled “The Merger Agreement” in the section titled “Proposal No. 1 – Approval of the Business Combination,” beginning on page 105 of the Proxy Statement, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 2.01 of this Current Report on Form 8-K in the sections titled “Directors and Executive Officers” and “Certain Relationships and Related Person Transactions” is incorporated herein by reference.

2021 Equity Compensation Decisions

2021 Wolff Equity Awards

In February 2021, the Old Sarcos board of directors granted to Mr. Wolff an award of shares of Old Sarcos Common Stock which, following the consummation of the Business Combination, represents 5,129,222 shares of Common Stock (the “2021 Wolff RSA”).  In May 2021, Old Sarcos granted to Mr. Wolff an option to purchase shares of Old Sarcos Common Stock with an exercise price equal to the fair market value of Old Sarcos’ Common Stock, as determined by Old Sarcos’ board of directors on the grant date (the “2021 Wolff Option” and together with the 2021 Wolff RSA, the “2021 Wolff Equity Awards”). Following the consummation of the Business Combination, the 2021 Wolff Option represents an option to purchase 1,025,844 shares of Common Stock at an exercise price of $8.79 per share.

The Old Sarcos board of directors, in consultation with an outside compensation consultant, considered many factors in determining the size and terms of the 2021 Wolff Equity Awards, including Mr. Wolff’s percentage ownership in Old Sarcos, the estimated value of his Old Sarcos ownership interests, market data for similarly situated executives at comparable companies with an emphasis on the ownership percentage, Mr. Wolff’s past and expected future contributions to Old Sarcos, and the potential dilutive effect of these grants if Old Sarcos consummated a transaction with Rotor or any other qualifying transaction.

The 2021 Wolff RSA vests in four equal quarterly installments beginning on the date that is six months following the Closing Date, subject to Mr. Wolff’s continued service, provided that 100% of the 2021 Wolff RSA will immediately vest upon the earlier of (i) a change of control following the Closing Date (ii) a termination of Mr. Wolff’s service for reason other than a voluntary termination by Mr. Wolff that is not for “good reason” or a termination by Sarcos for “cause”, in either case, on or within the twelve (12) month period following the consummation of a “change of control” that occurs before a qualifying merger transaction (which transaction would include the Closing) or (iii) Mr. Wolff’s death.

The 2021 Wolff Option vests and becomes exercisable as to 25% of the grant on the one-year anniversary of the Closing Date, and as to 1/36th of the remaining portion of the grant at the end of each month thereafter, provided that 100% of the 2021 Wolff Option immediately vests and becomes exercisable upon the earlier of (i) a termination of Mr. Wolff’s service for reason other than a voluntary termination by Mr. Wolff that is not for “good reason” or a termination by Sarcos for “cause”, in either case, on or within the twelve (12) month period following the consummation of a “change of control” or (ii) Mr. Wolff’s death.  The 2021 Wolff Option has a term of 10 years, subject to earlier termination upon his termination.

2021 RSU Amendment

In April 2021, the Old Sarcos board of directors approved an amendment to awards of restricted stock units held by each of the named executive officers. This amendment resulted in the satisfaction of the liquidity-event performance condition on the Closing Date.

Named Executive Officer Employment Arrangements

Sarcos’ named executive officers are at-will employees. The key terms of employment with respect to Sarcos’ named executive officers are discussed below. In addition, each of Sarcos’ named executive officers has executed Sarcos’ standard form of confidential information, invention assignment, nonsolicitation and noncompetition agreement, or confidentiality agreement.

Benjamin Wolff

In September 2021, Old Sarcos entered into an employment agreement with Mr. Wolff, Sarcos’ president and chief executive officer, that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Mr. Wolff may have had with Sarcos, other than the agreements memorializing the 2021 Wolff Equity Awards and the agreement memorializing his award of restricted stock units outstanding immediately prior to the Closing Date. The employment does not have a specific term and provides that Mr. Wolff is an at-will employee. Under the employment agreement, Mr. Wolff receives an initial base salary of $450,000 per year and is eligible to receive an annual target bonus of 50% of Mr. Wolff’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Mr. Wolff’s employment is terminated by Sarcos without “cause” (excluding by reason of death, or “disability”) or he resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Wolff will become entitled to the following benefits:

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a lump-sum payment equal to twelve months of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

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a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

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reimbursement for the premium costs to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to twelve months following his termination date; and

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100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Mr. Wolff’s employment is terminated by Sarcos without cause (excluding by reason of death or disability) or he resigns for good reason, Mr. Wolff will become entitled to the following benefits:

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continued payment of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for twelve months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to twelve months following his termination date.

The receipt of the payments and benefits above is conditioned on Mr. Wolff timely signing and not revoking a release of claims, complying with his confidentiality agreement, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Mr. Wolff’s employment agreement or otherwise payable to Mr. Wolff would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Mr. Wolff’s employment agreement does not require us to provide any tax gross-up payments to him.

Kristi Martindale

In September 2021, Old Sarcos entered into an employment agreement with Ms. Martindale, Sarcos’ Executive Vice President and Chief Product & Marketing Officer, that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Ms. Martindale may have had with Sarcos other than the agreement memorializing her award of restricted stock units outstanding immediately prior to the Closing Date. The employment agreement does not have a specific term and provides that Ms. Martindale is an at-will employee. Under the employment agreement, Ms. Martindale receives an initial base salary of $300,000 per year and is eligible to receive an annual target bonus of 35% of Ms. Martindale’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Ms. Martindale’s employment is terminated by Sarcos without “cause” (excluding by reason of death, or “disability”) or she resigns for “good reason” (as such terms are defined in her employment agreement), Ms. Martindale will become entitled to the following benefits:

•

a lump-sum payment equal to six months of her annual base salary as of immediately before her termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of her target annual bonus as in effect for the fiscal year in which her termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following her termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Ms. Martindale’s employment is terminated by Sarcos without cause (excluding by reason of death or disability) or she resigns for good reason, Ms. Martindale will become entitled to the following benefits:

•

continued payment of her annual base salary as of immediately before her termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for six months following her termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following her termination date.

The receipt of the payments and benefits above is expected to be conditioned on Ms. Martindale timely signing and not revoking a release of claims, complying with her confidentiality agreement, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Ms. Martindale’s employment agreement or otherwise payable to Ms. Martindale would constitute “parachute payments” within the meaning of Section 280G of the Code, and would be subject to the related excise tax, she would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. Ms. Martindale’s employment agreement does not require us to provide any tax gross-up payments to her.

Fraser Smith

In September 2021, Old Sarcos entered into an employment agreement with Dr. Smith, Sarcos’ Chief Innovation Officer, that provides for the severance and change in control benefits described below and supersedes any then-existing employment agreement or arrangement Dr. Smith may have had with Sarcos, other than the agreement memorializing his award of restricted stock units outstanding immediately prior to the Closing Date. The employment agreement does not have a specific term and provides that Dr. Smith is an at-will employee. Under the employment agreement, Dr. Smith receives an initial base salary of $350,000 per year and is eligible to receive an annual target bonus of 35% of Dr. Smith’s annual base salary.

If, within the period beginning three months before and ending twelve months after a change in control, or the change in control period, Dr. Smith’s employment is terminated by Sarcos without “cause” (excluding by reason of death, or “disability”) or he resigns for “good reason” (as such terms are defined in his employment agreement), Dr. Smith will become entitled to the following benefits:

•

a lump-sum payment equal to six months of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•

a lump-sum payment equal to 100% of his target annual bonus as in effect for the fiscal year in which his termination of employment occurs or, if such amount is greater, as in effect immediately before the change in control;

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following his termination date; and

•

100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at target levels.

If, outside the change in control period, Dr. Smith’s employment is terminated by Sarcos without cause (excluding by reason of death or disability) or he resigns for good reason, Dr. Smith will become entitled to the following benefits:

•

continued payment of his annual base salary as of immediately before his termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) for six months following his termination date; and

•

reimbursement for the premium costs to continue health coverage under COBRA, or taxable monthly payments in lieu thereof equal to such premium costs, in either case, for up to six months following his termination date.

The receipt of the payments and benefits above is expected to be conditioned on Dr. Smith timely signing and not revoking a release of claims, complying with his confidentiality agreement, and resigning from all officer and director positions with us.

In addition, if any of the payments or benefits provided for under Dr. Smith’s employment agreement or otherwise payable to Dr. Smith would constitute “parachute payments” within the meaning of Section 280G of the Code, and would be subject to the related excise tax, he would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. Dr. Smith’s employment agreement does not require us to provide any tax gross-up payments to him.

Employee Benefit and Stock Plans

2021 Equity Incentive Plan

Reference is made to the description of the Incentive Plan in the Proxy Statement in the section titled “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan” beginning on page 154 of the Proxy Statement, which is incorporated herein by reference.

2021 Employee Stock Purchase Plan

Reference is made to the description of the ESPP in the Proxy Statement in the section titled “Proposal No. 7—Approval of the Employee Stock Purchase Plan, Including the Authorization of the Initial Share Reserve under the Employee Stock Purchase Plan” beginning on page 160 of the Proxy Statement, which is incorporated herein by reference.

Sarcos Corp. 2015 Equity Incentive Plan

The 2015 Plan was adopted by the board of directors of Old Sarcos on June 22, 2015 and approved by Old Sarcos’ stockholders on June 22, 2015.  The shareholders of Old Sarcos last amended the 2015 Plan on January 5, 2020.

The 2015 Plan terminated in connection with the Closing and the Company will not grant any additional awards under the 2015 Plan.  The 2015 Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the 2015 Plan prior to the termination of the 2015 Plan.

Authorized Shares

As of December 31, 2020, the maximum aggregate number of shares (subject to adjustment) of Old Sarcos Common Stock, which may be subject to awards and sold under the 2015 Plan, was 3,180,714 shares.

As of December 31, 2020, options to purchase 1,536,897 shares of Old Sarcos Common Stock, restricted stock units covering 175,703 shares of Old Sarcos Common Stock, and no shares of restricted Sarcos Common Stock were outstanding under the 2015 Plan.

Plan Administration

The board of directors of Sarcos currently administers the 2015 Plan.  The administrator is authorized to interpret the provisions of the 2015 Plan and individual award agreements and generally to take any other actions that are contemplated by the 2015 Plan or necessary or desirable in the administration of the 2015 Plan and individual award agreements.  Any decision made or action taken by the administrator or in connection with the administration of the 2015 Plan will be final and conclusive on all persons.

Stock Options

Prior to the Closing, the administrator granted nonstatutory stock options under the 2015 Plan.  The exercise price of such options must equal at least the fair market value of Sarcos’ common stock on the date of grant.  The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, bank draft, money order, promissory note, delivery of shares, “net exercise” or other property acceptable to the administrator.  Subject to the provisions of the 2015 Plan, the administrator determines the remaining terms of the options (e.g., vesting).

Restricted Stock

Prior to the Closing, restricted stock was granted under the 2015 Plan.  Shares of restricted stock vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator.  The administrator, in its sole discretion, may accelerate the time at which any restrictions lapse or be removed.  Recipients of restricted stock awards have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise.  The specific terms will be set forth in an award agreement.

Restricted Stock Units

Prior to the Closing, restricted stock units were granted under the 2015 Plan.  The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Sarcos, and the form and timing of payment.  The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.  The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both.  Restricted stock units that do not vest will be forfeited by the recipient and will revert to Sarcos and again become available for issuance under the 2015 Plan.  Specific terms are set forth in specific award agreements.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2015 Plan generally does not allow for the transfer of awards (except by will or by the laws of descent and distribution), and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments

In the event of certain changes in the capitalization of Sarcos, the administrator will appropriately and proportionally adjust the number and class of shares that may be delivered under the 2015 Plan or the number, class, and price of shares covered by each outstanding award.

Corporate Transaction

The 2015 Plan generally provides that in the event of a Corporate Transaction (such as a merger or change in control), as defined under the 2015 Plan, each outstanding award will be treated as the administrator determines without a participant’s consent, including that awards may be assumed, substituted, or continued, the vesting of awards may be accelerated and remain exercisable for a period of time, and terminate on the closing of the corporate transaction if unexercised, assign any reacquisition or repurchase rights, arrange for the termination of any reacquisition or repurchase right, cancel or arrange for the cancellation of any stock award, to the extent not vested or not exercised in exchange for such cash consideration, or make a payment equal to the excess, if any, of (A) the value of the property that would have received upon the exercise of the award over (B) any exercise price payable with respect to such award.  The administrator does not need to treat similarly all awards, all awards held by the same participant, or all awards of the same type.

Under the terms of certain stock options granted to participants under the 2015 Plan, if the participant’s employment is terminated, other than voluntary termination by the participant or termination for Cause (as defined in the 2015 Plan) in connection with or within 12 months after a change of control, 100% of the then unvested and outstanding Sarcos option awards held by such participant shall immediately vest. Certain other stock options granted to participants under the 2015 Plan provide that in the event of a change in control, the unvested portion of options granted to certain participants under the 2015 Plan will immediately vest upon the consummation of such change of control.

Amendment

The board of directors of Sarcos has the authority to amend, alter, suspend or terminate the 2015 Plan, provided such action does not impair the existing rights of any participant.

401(k) Plan

Sarcos maintains a 401(k) retirement savings plan for the benefit of Sarcos’ employees, including Sarcos’ named executive officers, who satisfy certain eligibility requirements.  Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan.  The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.  As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Transactions, on September 24, 2021, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Business Conduct and Ethics can be found on the Company’s website at https://investor.sarcos.com/governance/documents-charters. The Company intends to disclose future amendments to such code, or any waivers of its requirements applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or its directors, on its website identified above or in a current report on Form 8-K. Information contained on the website is not incorporated by reference herein and should not be considered to be part of this Current Report on Form 8-K. The inclusion of the Company’s website address in this Current Report on Form 8-K is an inactive textual reference only.

Item 5.06. Change in Shell Company Status.

As a result of the Transactions, the Company ceased to be a shell company upon the Closing. The material terms of the Transactions are described in the section entitled “Proposal No. 1 – Approval of the Business Combination,” beginning on page 105 of the Proxy Statement and are incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On September 27, 2021, the Company issued a press release announcing the consummation of its previously announced business combination. A copy of the press release is furnished as Exhibit 99.3 hereto.

The Company announces material information to the public through a variety of means, including filings with the SEC, public conference calls, the Company’s website (www.sarcos.com), its investor relations website (https://www.sarcos.com/investor-relations/), and its news site (https://www.sarcos.com/company/news/#press-releases). The Company uses these channels, as well as its social media, including its Twitter (@Sarcos_Robotics) and LinkedIn accounts (https://www.linkedin.com/company/sarcos/), to communicate with investors and the public news and developments about the Company, its products and other matters. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Rotor’s audited financial statements as of and for the period from August 27, 2020 (inception) through December 31, 2020, related notes thereto and report of independent registered public accounting firm are set forth in the Proxy Statement beginning on page F-15 and are incorporated herein by reference. Rotor’s audited balance sheet as of January 20, 2021 (as restated), related notes thereto and report of independent registered public accounting firm are set forth in the Proxy Statement beginning on page F-3 and are incorporated herein by reference. Rotor’s unaudited condensed consolidated statement of operations and unaudited condensed consolidated balance sheet as of and for the three months ended March 31, 2021 and related notes thereto are set forth in the Proxy Statement beginning on page F-29 and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Rotor as of and for the six months ended June 30, 2021 and the related notes thereto are included in Rotor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 that was filed with the SEC on August 16, 2021 and are incorporated herein by reference.

The audited consolidated financial statements of Old Sarcos as of and for the years ended December 31, 2020 and 2019, the related notes thereto and report of independent registered public accounting firm are set forth in the Proxy Statement beginning on page F-50 and are incorporated herein by reference. The unaudited condensed consolidated financial statements of Old Sarcos as of and for the three months ended March 31, 2020 and 2019 and related notes thereto are set forth in the Proxy Statement beginning on page F-76 and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Old Sarcos as of and for the three and six months ended June 30, 2021 and 2020 and related notes thereto are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021 and related notes thereto are set forth in Exhibit 99.2 hereto and are incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description	Form	File No.	Exhibit No.	Filing date	Filed or furnished herewith
2.1†	Agreement and Plan of Merger, dated as of April 5, 2021, by and among the Company, Rotor Merger Sub Corp. and Old Sarcos†	8-K	001-39897	2.1	April 6, 2021
2.2	Amendment No. 1 to Merger Agreement, dated as of August 28, 2021, by and among Company, Rotor Merger Sub and Old Sarcos.	8-K	001-39897	2.1	August 30, 2021
3.1	Second Amended and Restated Certificate of Incorporation of Sarcos Technology and Robotics Corporation					X
3.2	Amended and Restated Bylaws of Sarcos Technology and Robotics Corporation					X
4.1	Specimen Stock Certificate					X
4.2	Specimen Warrant Certificate	S-1/A	333-251521	4.3	December 30, 2020
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant	S-1/A	333-251521	4.4	December 30, 2020
10.1	Letter Agreement between Rotor, Rotor Sponsor LLC, and Riverview LLC	8-K	001-39897	10.4	January 20, 2021
10.2	Form of Letter Agreement between the Company, Rotor Sponsor LLC and Black Rock Funds	8-K	001-39897	10.5	January 20, 2021
10.3	Form of Subscription Agreement	8-K	001-39897	10.3	April 6, 2021
10.4	Form of Lock-up Agreement, by and among the Company, Sarcos, and Sarcos Holders	8-K	001-39897	10.1	April 6, 2021
10.5	Form of Lock-up Agreement, by and among the Company, Sarcos, and certain stockholders of Sarcos	8-K	001-39897	10.2	April 6, 2021
10.6	Form of Waiver Agreement	8-K	001-39897	10.4	April 6, 2021

10.7	Form of Registration Rights Agreement, by and among the Company, Rotor Sponsor LLC, and certain stockholders of Sarcos	8-K	001-39897	10.5	April 6, 2021
10.8+	Sarcos Technology and Robotics Corporation 2021 Equity Incentive Plan; Form of Stock Option Agreement; Form of Restricted Stock Unit Agreement					X
10.9+	Sarcos Technology and Robotics Corporation 2021 Employee Stock Purchase Plan					X
10.10+	Sarcos Corp. 2015 Equity Incentive Plan					X
10.11+	Employment Agreement by and between Old Sarcos and Benjamin G. Wolff, effective as of September 24, 2021					X
10.12+	Employment Agreement by and between Old Sarcos and Steven Hansen, effective as of September 24, 2021					X
10.13+	Employment Agreement by and between Old Sarcos and Marian Joh, effective as of September 24, 2021					X
10.14+	Employment Agreement by and between Old Sarcos and Kristi Martindale, effective as of September 24, 2021					X
10.15+	Employment Agreement by and between Old Sarcos and Dr. Fraser Smith, effective as of September 24, 2021					X
10.16+	Form of Indemnification Agreement					X
10.17	Lease Agreement, dated as of July 21, 2015, by and between B.F. Enterprises, LLC and Sarcos Corp.					X
16.1	Letter from Marcum LLP Regarding Change in Certifying Accountant					X
16.2	Letter from Tanner LLC Regarding Change in Certifying Accountant	8-K	001-39897	16.1	August 30, 2021

99.1	Sarcos Corp. unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and 2020 and related notes thereto	X
99.2	Unaudited pro forma condensed combined financial information for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021 and related notes thereto	X
99.3	Press release dated September 27, 2021	X
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)	X

+ Indicates management contract or compensatory plan.

† Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2021

Sarcos Technology and Robotics Corporation

By:	/s/ Benjamin G. Wolff
Name:	Benjamin G. Wolff
Title:	Chief Executive Officer